Exhibit 10.1

Deal CUSIP 55269DAG6 Revolving Loan CUSIP 55269DAH4
CREDIT AGREEMENT
DATED AS OF NOVEMBER 19, 2024
AMONG
M.D.C. HOLDINGS, INC.,
THE LENDERS,
U.S. BANK NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT,
MIZUHO BANK, LTD., TRUIST BANK, WELLS FARGO BANK, NATIONAL ASSOCIATION, BMO BANK N.A. AND PNC BANK, NATIONAL ASSOCIATION,
AS CO-SYNDICATION AGENTS,
AND
U.S. BANK NATIONAL ASSOCIATION,
MIZUHO BANK, LTD., TRUIST SECURITIES, INC., WELLS FARGO SECURITIES, LLC, BMO BANK N.A. AND PNC CAPITAL MARKETS LLC,
AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

Note: Certain annexes and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted achievement to the Securities and Exchange Commission on a confidential basis upon request.

TABLE OF CONTENTS
i

v

SCHEDULES
PRICING SCHEDULE
SCHEDULE 1 – Commitments; LC Issuer Sublimits
SCHEDULE 2 – Existing Facility LCs [Omitted]
SCHEDULE 3 – Guarantors
SCHEDULE 5.8 – Subsidiaries [Omitted]
SCHEDULE 6.15 – Liens [Omitted]
EXHIBITS
EXHIBIT A – Form of Opinion [Omitted]
EXHIBIT B – Form of Compliance Certificate [Omitted]
EXHIBIT C – Form of Assignment and Assumption Agreement [Omitted]
EXHIBIT D – Form of Borrowing Notice [Omitted]
EXHIBIT E – Form of Guaranty [Omitted]
EXHIBIT F – Form of Note [Omitted]
EXHIBIT G – Form of Increasing Lender Supplement [Omitted]
EXHIBIT H – Form of Augmenting Lender Supplement [Omitted]
EXHIBIT I – List of Closing Documents [Omitted]
EXHIBIT J – Form of Borrowing Base Certificate [Omitted]
EXHIBIT K – Form of Notice of Obligations [Omitted]
EXHIBIT L – Form of Conversion/Continuation Notice [Omitted]

CREDIT AGREEMENT
This Credit Agreement (the “Agreement”), dated as of November 19, 2024, is among M.D.C. Holdings, Inc., a Delaware corporation, the Lenders and U.S. Bank National Association, a national banking association, as Administrative Agent. The parties hereto agree as follows:
ARTICLE I

DEFINITIONS
Certain Defined Terms. As used in this Agreement:
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going-concern business or all or substantially all of the assets of any firm, corporation, partnership or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the outstanding Equity Interests of a corporation which have ordinary voting power for the election of directors (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding Equity Interests of a partnership or limited liability company.
“Adjusted Consolidated Tangible Net Worth” means, at any date, (a) Consolidated Tangible Net Worth, plus (b) the lesser of (i) fifty percent (50%) of the Subordinated Indebtedness of the Borrower and Guarantors (taken as a whole on a consolidated basis) and (ii) $100,000,000.
“Adjusted Daily Simple SOFR Base Rate” means, with respect to any Daily Simple SOFR Advance for any day, an interest rate per annum equal to the greater of (a) zero and (b) the sum of (i) the Daily Simple SOFR Base Rate for such day, plus (ii) the SOFR Adjustment.
“Adjusted Term SOFR Screen Rate” means, with respect to any Term SOFR Advance for any Interest Period, an interest rate per annum equal to the greater of (a) zero and (b) the sum of (i) the Term SOFR Screen Rate for such Interest Period, plus (ii) the SOFR Adjustment.
“Administrative Agent” means U.S. Bank in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.
“Advance” means a borrowing hereunder, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Term SOFR Loans, for the same Interest Period.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” is defined in Section 2.20.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person’s Subsidiaries. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through the ability to exercise voting power, by contract or otherwise.
“Agent Parties” means the Administrative Agent and its Related Parties.
“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as increased or reduced from time to time pursuant to the terms hereof. As of the Effective Date, the Aggregate Commitment is $900,000,000.
“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.
“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Agreement Accounting Principles” is defined in Section 9.8.
“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) zero, (b) the Prime Rate for such day, (c) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum and (d) the Adjusted Term SOFR Screen Rate (without giving effect to the Applicable Margin) for a one-month Interest Period on such day (or if such day is not a Business Day or if the Term SOFR Screen Rate for such Business Day is not published due to a holiday or other circumstance that the Administrative Agent deems in its sole discretion to be temporary, the immediately preceding Business Day) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the Adjusted Term SOFR Screen Rate shall be effective from the effective date of such change. If the Alternate Base Rate is being used when Term SOFR Borrowings are unavailable pursuant to Section 2.11 or 3.3, then the Alternate Base Rate shall be the highest of clauses (a), (b) and (c) above, without reference to clause (d) above.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the Foreign Corrupt Practices Act of 1977, as amended.
“Applicable Fee Rate” means, at any time, the percentage rate per annum at which Commitment Fees are accruing on the Available Aggregate Commitment at such time as set forth in the Pricing Schedule.
“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such Person is subject.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.
“Applicable Period” is defined in the Pricing Schedule.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means U.S. Bank, Mizuho Bank, Ltd., Truist Securities, Inc., Wells Fargo Securities, LLC, BMO Bank N.A. and PNC Capital Markets LLC, and their respective successors, in their capacities as Joint Lead Arrangers and Joint Book Runners.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Augmenting Lender” is defined in Section 2.24.
“Authorized Officer” means any of the President, Chief Financial Officer, or Treasurer of the Borrower, acting singly.
“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the EU, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable Margin for such day, in each case changing when and as the Alternate Base Rate or the Applicable Margin changes.
“Base Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Base Rate.
“Base Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Base Rate.
“Benchmark” means, initially, in the case of Term SOFR Advances, the Term SOFR Screen Rate, and, in the case of Daily Simple SOFR Advances, the Daily Simple SOFR Base Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.3(b), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 3.3(b).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    the Adjusted Daily Simple SOFR Base Rate; or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with a Benchmark Replacement pursuant to clause (2) of the definition of “Benchmark Replacement” for any applicable Interest Period and Available Tenor for any setting of such Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Advance”, “Daily Simple SOFR Advance” and “Term SOFR Advance,” the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); and
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by any of the entities referenced in clause (2) above announcing that such Benchmark (or the published component used in the calculation thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 3.3(b), and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 3.3(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System.
“Borrower” means M.D.C. Holdings, Inc., a Delaware corporation, and its successors and assigns.
“Borrowing Base” means, with respect to an Inventory Valuation Date for which it is to be determined, an amount equal to the sum (without duplication) of the following assets of the Borrower and each Guarantor (but only to the extent that such assets are not subject to any Liens other than Permitted Liens):
(i)    one hundred percent (100%) of Cash, Cash Equivalents and Marketable Securities;
(ii)    one hundred percent (100%) of the book value of Receivables; plus
(iii)    the book value of Presold Units, multiplied by ninety percent (90%); plus
(iv)    the book value of Model Units, multiplied by eighty-five percent (85%); plus
(v)    the book value of Spec Units, multiplied by eighty-five percent (85%); plus
(vi)    the book value of Finished Lots, multiplied by seventy percent (70%); plus
(vii)    the book value of Land Under Development, multiplied by sixty-five percent (65%); plus
(viii)    the book value of Entitled Land, multiplied by fifty percent (50%);
provided, however, that the aggregate (without duplication) of the amounts calculated pursuant to clauses (vi), (vii) and (viii) shall not exceed at any time forty percent (40%) of the Borrowing Base.
“Borrowing Base Certificate” means a certificate executed by an Authorized Officer, in the form attached hereto as Exhibit I (with such modifications to such form as may be reasonably requested by the Administrative Agent or the Required Lenders from time to time), setting forth the Borrowing Base and the component calculations in respect of the foregoing.

“Borrowing Date” means a date on which an Advance or LC Credit Extension is made hereunder.
“Borrowing Notice” is defined in Section 2.8.
“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system; provided that, when used in connection with the Adjusted Daily Simple SOFR Base Rate, the Adjusted Term SOFR Screen Rate, the Daily Simple SOFR Base Rate, the Daily Simple SOFR Rate, SOFR, Term SOFR, the Term SOFR Screen Rate or the Term SOFR Rate, the term “Business Day” excludes any day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
“Cash Collateralize” means to deposit in the LC Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the applicable LC Issuers or Lenders, as collateral for LC Obligations or obligations of Lenders to fund participations in respect of LC Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable LC Issuers shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the LC Issuers. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means Investments that would be set forth in a consolidated balance sheet of Borrower (in a manner consistent with the financial statements referenced in Section 5.4) under the heading “cash and cash equivalents.”
“Change in Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of the SH Parent on a fully diluted basis; (b) within any twelve-month period, occupation of a majority of the seats (other than vacant seats) on the board of directors of the SH Parent by Persons who were neither (i) nominated by a majority of the board of directors of the SH Parent nor (ii) appointed or approved by directors so nominated; or (c) the SH Parent shall cease to own and control, directly or indirectly, free and clear of any Liens (other than Liens of the type described in the definition of “Permitted Liens), 100% of the outstanding shares of voting stock of the Borrower.

“Change in Law” is defined in Section 3.1.
“Class”, when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are Revolving Loans.
“Co-Syndication Agents” means Mizuho Bank, Ltd., Truist Bank, Wells Fargo Bank, National Association, BMO Bank N.A. and PNC Bank, National Association.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Collateral Shortfall Amount” is defined in Section 8.1.
“Commitment” means, for each Lender, the obligation of such Lender to make Loans to, and participate in Facility LCs issued upon the application of, the Borrower, in an amount not exceeding the amount set forth in Schedule 1, as it may be modified (i) pursuant to Section 2.7, (ii) as a result of any assignment that has become effective pursuant to Section 12.3(c) or (iii) otherwise from time to time pursuant to the terms hereof.
“Commitment Fee” is defined in Section 2.5(a).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
“Communications” is defined in Section 13.1(d)(ii).
“Computation Date” is defined in Section 2.2.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any period, without duplication, the following, all as determined on a consolidated basis for the Borrower and Guarantors (specifically excluding the Non-Guarantor Subsidiaries except as otherwise provided in the definition of “Consolidated Net Income”) in conformity with Agreement Accounting Principles,
(i)    the sum of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) charges against income for all federal, state and local taxes, (d) depreciation expense, (e) amortization expense, (f) other non-cash charges and expenses, and (g) any losses arising outside of the ordinary course of business which have been included in the determination of such Consolidated Net Income, less
(ii)    any gains arising outside of the ordinary course of business which have been included in the determination of such Consolidated Net Income.
“Consolidated Indebtedness” means, at any date, the outstanding amount of all Indebtedness (including without limitation any Subordinated Indebtedness) of the Borrower and Guarantors,

without duplication, (taken as a whole on a consolidated basis in conformity with Agreement Accounting Principles).
“Consolidated Indebtedness” shall specifically exclude Indebtedness of any Non-Guarantor Subsidiary.
“Consolidated Interest Expense” means for any period, without duplication, the aggregate amount of interest which, in conformity with Agreement Accounting Principles, would be set opposite the caption “interest expense” or any like caption on a consolidated income statement for the Borrower and Guarantors (specifically excluding the Non-Guarantor Subsidiaries), including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to Facility LCs and bankers’ acceptance financing, the net costs associated with Rate Management Transactions, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premiums, if any, and all other noncash interest expense, other than interest and other charges amortized to cost of sales. Consolidated Interest Expense includes, with respect to the Borrower and Guarantors (specifically excluding the Non-Guarantor Subsidiaries), without duplication, all interest included as a component of cost of sales for such period.
“Consolidated Interest Incurred” means for any period, without duplication, the aggregate amount of interest which, in conformity with Agreement Accounting Principles, would be set opposite the caption “interest expense” or any like caption on a consolidated income statement for the Borrower and Guarantors (specifically excluding the Non-Guarantor Subsidiaries), including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to Facility LCs and bankers’ acceptance financing, the net costs associated with Rate Management Transactions, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense other than interest and other charges amortized to cost of sales. Consolidated Interest Incurred includes, with respect to the Borrower and Guarantors, without duplication, all capitalized interest for such period, all interest attributable to discontinued operations for such period to the extent not set forth on the income statement under the caption “interest expense” or any like caption, and all interest actually paid by the Borrower or any Guarantor (specifically excluding the Non-Guarantor Subsidiaries) under any Contingent Obligation during such period.
“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and the Guarantors (specifically excluding net income of the Non-Guarantor Subsidiaries but including, however, any dividends and reimbursements of taxes paid by any Non-Guarantor Subsidiary to the Borrower or any Guarantor) on a consolidated basis for such period, determined in conformity with Agreement Accounting Principles.
“Consolidated Senior Debt Borrowings” means, at any date, with respect to the Borrower and Guarantors, without duplication (taken as a whole on a consolidated basis), the outstanding principal amount of all obligations described in clauses (i), (iv) or (viii) of the definition of “Indebtedness” (including the Obligations and the Senior Debt) calculated in accordance with Agreement Accounting Principles but excluding (i) Indebtedness of any Non-Guarantor Subsidiary,

(ii) Indebtedness of the Borrower to a Guarantor, a Guarantor to the Borrower or a Guarantor to another Guarantor, (iii) any Subordinated Indebtedness and (iv) Indebtedness secured by collateral having a value in excess of the amount of such Indebtedness.
“Consolidated Tangible Net Worth” means, at any date, the consolidated stockholders’ equity of the Borrower and its Subsidiaries determined on a consolidated basis in conformity with Agreement Accounting Principles less its consolidated intangible assets determined in accordance with Agreement Accounting Principles.
“Consolidated Tangible Net Worth Covenant” is defined in Section 6.19(c).
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.
“Conversion/Continuation Notice” is defined in Section 2.9.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” is defined in Section 9.16.
“Credit Extension” means the making of an Advance or an LC Credit Extension hereunder.
“Daily Simple SOFR Advance” means an Advance that, except as otherwise provided in Section 2.11, bears interest at a rate based on the Daily Simple SOFR Rate.
“Daily Simple SOFR Base Rate” means, for any day, an interest rate per annum equal to SOFR for the day that is five Business Days prior to (i) if such day is a Business Day, such day or (ii) if such day is not a Business Day, the Business Day immediately preceding such day; provided that if SOFR is not published on such Business Day due to a holiday or other circumstance that the Administrative Agent deems in its sole discretion to be temporary, the applicable SOFR rate shall be the SOFR rate last published prior to such Business Day. Any change in the Daily Simple SOFR Base Rate due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. For purposes of determining any interest rate hereunder or under any Loan Document which is based on the Daily Simple SOFR Base Rate, such interest rate shall change as and when the Daily Simple SOFR Base Rate shall change.
“Daily Simple SOFR Loan” means a Loan that, except as otherwise provided in Section 2.11, bears interest at a rate based on the Daily Simple SOFR Rate.
“Daily Simple SOFR Rate” means for any day, a rate per annum equal to (a) the Adjusted Daily Simple SOFR Base Rate for such day plus (b) the Applicable Margin for such day, in each case changing when and as the Adjusted Daily Simple SOFR Base Rate or the Applicable Margin changes.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. § 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days after the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Administrative Agent, the LC Issuers or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Facility LCs) within two (2) Business Days after the date when due, (b) has notified the Borrower, the Administrative Agent or the LC Issuers in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (other than an Undisclosed Administration), including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower, the LC Issuers and each Lender.
“Deposits” is defined in Section 12.4.
“Determination Date” has the meaning provided in the definition of Term SOFR Screen Rate.
“Dollar” and “$” means the lawful currency of the United States of America.
“Domestic Subsidiary” means a Subsidiary of the Borrower incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.
“E-SIGN” means the Federal Electronic Signatures in Global and National Commerce Act, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the EU, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied.
“Eligible Assignee” means (i) a Lender (ii) an Approved Fund; (iii) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization; (iv) a commercial bank organized under the laws of any other country that is a member of the OECD or a political subdivision of any such country, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (iv); or (v) the central bank of any country that is a member of the OECD; provided, however, that (a) neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee and (b) no Defaulting Lender or any of its Subsidiaries, or any Person which upon becoming a Lender would constitute a Defaulting Lender or Subsidiary thereof, or any natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) shall qualify as an Eligible Assignee.
“Entitled Land” means parcels of land owned by the Borrower or any Guarantor which are zoned for the construction of single-family dwellings, whether detached or attached (excluding mobile homes); provided, however, that the term “Entitled Land” shall not include Land under Development, Finished Lots or any real property upon which the construction of Housing Units has commenced (as described in the definition of “Housing Unit”).
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) personal injury or property damage relating to the release or discharge of Hazardous Materials, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
“Equity Interests” means all shares, interests or other equivalents, however designated, of or in a corporation, limited liability company, or partnership, whether or not voting, including but not limited to common stock, member interests, partnership interests, warrants, preferred stock, convertible debentures.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 4001 of ERISA, Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived pursuant to such regulations); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or

Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA.
“EU” means the European Union.
“Erroneous Payment” is defined in Section 10.19.
“ESRA” means the Electronic Signatures and Records Act as in effect in the State of New York, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” is defined in Article VII.
“Evergreen Facility LC” is defined in Section 2.19(b)(ii).
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(g) and (d) any withholding Taxes imposed under FATCA.
“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
“Existing Facility LCs” means those Facility LCs identified in Schedule 2 hereto heretofore issued by the Lenders identified in Schedule 2 and outstanding as of the date hereof in the amounts set forth in Schedule 2.
“Facility LC” means any standby letter of credit issued under Section 2.19 and each Existing Facility LC. For the avoidance of doubt, the term Facility LC shall not include any letter of credit, demand guarantee or other undertaking issued by any Person (including any branch or Affiliate of an LC Issuer) that is supported by a Facility LC issued by any LC Issuer hereunder pursuant to a back-stop or counter-standby structure.
“Facility Termination Date” means November 17, 2028, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the greater of (i) 0% and (ii) the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.
“Fee Letters” is defined in Section 10.13.
“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction.

“Finished Lots” means parcels of land owned by the Borrower or any Guarantor which are duly recorded and platted for the construction of single-family dwelling units, whether detached or attached (but excluding mobile homes) and zoned for such use, with respect to which all requisite governmental consents and approvals required for a building permit to be issued have been, or could be, obtained; provided, however, that the term “Finished Lots” shall not include any real property upon which the construction of a Housing Unit has commenced (as described in the definition of “Housing Unit”).
“Fitch” means Fitch, Inc.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Screen Rate or Adjusted Daily Simple SOFR Base Rate, as applicable.
“Foreign Subsidiary” means any Subsidiary organized under the laws of a jurisdiction not located in the United States of America.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any LC Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding LC Obligations with respect to Facility LCs issued by such LC Issuer other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, subject at all times to Section 9.8.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the EU or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guarantor” means the Subsidiaries listed on Schedule 3 hereto, and each Subsidiary that becomes a party to the Guaranty after the date hereof pursuant to the terms of Section 6.20(a), and their respective successors and assigns (excluding any Guarantor released from the Guaranty in accordance with the terms of this Agreement).

“Guaranty” means that certain Guaranty dated as of the date hereof executed by each of the Guarantors in the form attached hereto as Exhibit E, as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time pursuant to the terms hereof and thereof.
“Hazardous Material” means any explosive or radioactive substances or wastes, any hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and any other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Highest Lawful Rate” means, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or state law stated as a rate per annum.
“Homebuilding Subsidiary” means any wholly-owned Subsidiary that is engaged in the homebuilding business.
“Housing Unit” means a single-family dwelling (where construction has commenced), whether detached or attached (including condominiums but excluding mobile homes), including the parcel of land on which such dwelling is located, that is or will be available for sale by the Borrower or a Guarantor. The construction of a Housing Unit shall be deemed to have commenced upon commencement of the trenching for the foundation of the Housing Unit. Each “Housing Unit” is either a Presold Unit, a Spec Unit or a Model Unit.
“Housing Unit Closing” means a closing of the sale of a Housing Unit by the Borrower or a Guarantor to a bona fide purchaser for value.
“Increasing Lender” is defined in Section 2.24.
“Indebtedness” of a Person means, without duplication, such Person’s
(i)    obligations for borrowed money,
(ii)    obligations representing the deferred purchase price of Property or services (other than (A) trade accounts payable and accrued expenses arising or occurring in the ordinary course of such Person’s business, (B) obligations evidenced by the Permitted Liens described in clause (vi) of the definition of Permitted Liens and (C) discretionary options to purchase such Property that have not been exercised),
(iii)    obligations, whether or not assumed, secured by Liens on, or payable out of the proceeds or production from, Property now or hereafter owned or acquired by such Person (other than the obligations evidenced by the Permitted Liens described in clause (vi) of the definition of Permitted Liens),
(iv)    obligations which are evidenced by notes, bonds, debentures, or other similar instruments, excluding surety bonds,
(v)    Capitalized Lease Obligations,

(vi)    Net Mark-to-Market Exposure under Rate Management Transactions,
(vii)    all Contingent Obligations, including all liabilities and obligations of others of the kind described in clauses (i) through (vi) and (viii) that such Person has guaranteed, or that are secured by Liens on Property now or hereafter owned or acquired by such Person (other than the obligations evidenced by the Permitted Liens described in clause (vi) of the definition of Permitted Liens) or that are otherwise the legal liability of such Person,
(viii)    reimbursement obligations for which such Person is obligated with respect to a Facility LC (which shall be included in the face amount of such Facility LC, whether or not such reimbursement obligations are due and payable); provided, however, that any Facility LC supporting Performance Obligations shall not be included in Indebtedness unless and until such Facility LC is drawn upon,
(ix)    obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, and
(x)    the applicable pro rata share of the Indebtedness of any joint venture in which such Person holds an interest.
Indebtedness includes, without limitation, in the case of the Borrower, the Obligations (subject to clause (viii) above) and the obligations evidenced by the Senior Notes and the documents executed in connection therewith.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” means each of the Administrative Agent (and any sub-agent thereof), each Lender, each LC Issuer and each Related Party of any of the foregoing.
“Indenture” means the Senior Debt Securities Indenture, dated as of December 3, 2002 between Borrower and U.S. Bank National Association (the “Base Indenture”), as supplemented by (i) the Supplemental Indenture dated as of January 10, 2013 relating to the 6.000% Senior Notes due 2043, (ii)  the Supplemental Indenture dated as of January 9, 2020 relating to the 3.850% Senior Notes due 2030, (iii) the Supplemental Indenture dated as of January 11, 2021 relating to the 2.500% Senior Notes due 2031, and (iv) the Supplemental Indenture dated as of August 6, 2021, relating to the 3.966% Senior Notes due 2061, pursuant to which the Senior Notes were issued.
“Interest Coverage Ratio” means, as of the last day of any fiscal quarter, (a) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such date to (b) Consolidated Interest Incurred for the period of four consecutive fiscal quarters ending on such date.
“Interest Differential” is defined in Section 3.4.

“Interest Period” means, with respect to a Term SOFR Advance, a period of one, three or six months (in each case, subject to the availability thereof) commencing on a Business Day selected by the Borrower pursuant to this Agreement and ending on the day that corresponds numerically to such date one, three or six months thereafter; provided that
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such succeeding Business Day falls in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(b)    any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)    no Interest Period shall extend beyond the Facility Termination Date; and
(d)    no tenor that has been removed from this definition pursuant to Section 3.3(b)(iv) may be available for selection by the Borrower.
“Inventory Valuation Date” means the last day of the most recent fiscal quarter with respect to which the Borrower is requested to have delivered a Borrowing Base Certificate pursuant to Section 6.1(d) hereof.
“Investment” of a Person means (a) any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; (b) Equity Interests, bonds, mutual funds, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; (c) any deposit accounts and certificates of deposit owned by such Person; and (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Land Under Development” means parcels of land owned by the Borrower or any Guarantor which are zoned for the construction of single-family dwelling units, whether attached or detached (excluding mobile homes) and upon which the construction of site improvements has commenced and is proceeding; provided, however, that the term “Land Under Development” shall not include (i) Finished Lots, (ii) Entitled Land, (iii) any real property upon which the construction of a Housing Unit has commenced, or (iv) vacant land held by the Borrower or any Guarantor for future development or sale and designated as inactive land in the footnotes to the Borrower’s or such Guarantor’s financial statements.
“LC Collateral Account” is defined in Section 2.19(k).

“LC Credit Extension” means, with respect to any Facility LC, the issuance or renewal thereof, the extension of the expiration date thereof or the increase of the amount thereof.
“LC Disbursement” means a payment made by an LC Issuer pursuant to a Facility LC.
“LC Documents” means, as to any Facility LC, each application therefor and any other document, agreement and instrument entered into by the Borrower or a Subsidiary with or in favor of the applicable LC Issuer and relating to such Facility LC.
“LC Fee” is defined in Section 2.5(b).
“LC Issuer” means each of U.S. Bank, BMO Bank N.A., Regions Bank, Texas Capital Bank, Zions Bancorporation, N.A., dba Vectra Bank Colorado and, solely with respect to the Existing Facility LCs issued by it, Truist Bank (in each case through itself or through one of its designated Affiliates or branch offices), in its capacity as issuer of Facility LCs, and each other Lender (if any) that the Borrower from time to time selects as an LC Issuer pursuant to Section 2.19 and that has agreed in writing to be an LC Issuer. Any LC Issuer may, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), arrange for one or more Facility LCs to be issued by branches or Affiliates of such LC Issuer, in which case the term “LC Issuer” includes any such branch or Affiliate with respect to Facility LCs issued by such branch or Affiliate. Each reference herein to the “LC Issuer” in connection with a Facility LC or other matter shall be deemed to be a reference to the relevant LC Issuer with respect thereto.
“LC Issuer Sublimit” means, with respect to any LC Issuer, on any date, the amount agreed to between such LC Issuer and the Borrower and notified to and approved by the Administrative Agent. The initial amount of such LC Issuer’s LC Issuer Sublimit is set forth on Schedule 1 or in the agreement pursuant to which it became an LC Issuer, as applicable. The LC Issuer Sublimit of an LC Issuer may be modified from time to time in accordance with Section 2.19(c), and notified to and approved by the Administrative Agent, which may amend Schedule 1 from time to time to reflect any such LC Issuer Sublimit modifications.
“LC Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Facility LCs at such time, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Obligations of any Lender at any time are its Applicable Percentage of the total LC Obligations at such time. For all purposes of this Agreement, if on any date of determination a Facility LC has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP, or similar terms in the governing rules or laws or of the Facility LC itself, or if compliant documents have been presented but not yet honored, such Facility LC shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the LC Issuer and the Lenders have no further obligations to make any payments or disbursements under any circumstances with respect to such Facility LC.
“LC Sublimit” means an amount equal to 50% of the Aggregate Commitment. The LC Sublimit is part of, and not in addition to, the Commitments.

“Lender Party” is defined in Section 10.19.
“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.
“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof (in the case of the Administrative Agent) or on its Administrative Questionnaire (in the case of a Lender) or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.
“Leverage Covenant” is defined in Section 6.19(a).
“Leverage Ratio” means, as of any date of calculation, the ratio (expressed as a percentage) of (i) (A) Consolidated Indebtedness outstanding on such date less (B) Unrestricted Cash in excess of $50,000,000 on such date to (ii) (A) the sum of Consolidated Indebtedness on such date and Consolidated Tangible Net Worth on such date less (B) Unrestricted Cash in excess of $50,000,000 on such date.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Loan” means a Revolving Loan.
“Loan Documents” means this Agreement, the LC Documents, the Guaranty and any Note or Notes executed by the Borrower in connection with this Agreement and payable to a Lender, now or in the future, executed by the Borrower for the benefit of the Administrative Agent or any Lender in connection with this Agreement. For the avoidance of doubt, the term “Loan Documents” does not include any Facility LCs.
“Loan Party” or “Loan Parties” means, individually or collectively, the Borrower and the Guarantors.
“Marketable Securities” means Investments that would be set forth in a consolidated balance sheet of Borrower (in a manner consistent with the financial statements referenced in Section 5.4) under the heading “marketable securities.”
“Material Adverse Effect” means a material adverse effect, based on commercially reasonable standards, on (i) the business, Property, condition (financial or otherwise), or results of operations of the Borrower and Guarantors, taken as a whole, (ii) the ability of the Borrower and the Guarantors, taken as a whole, to perform their obligations under the Loan Documents, or (iii) the validity or enforceability under applicable law of any of the Loan Documents or the rights or remedies of Administrative Agent, Lenders or any LC Issuer thereunder (except that, as to clause (iii), a Material Adverse Effect may not result solely from the acts or omissions of the Administrative Agent or any Lender). Items disclosed by the Borrower in its form 10-Q and form

10-K or any other filings with the Securities and Exchange Commission shall not be deemed to have a Material Adverse Effect solely because of such disclosure, and the existence and content of such disclosure shall not be prima facie evidence of a Material Adverse Effect.
“Material Indebtedness” means Indebtedness (excluding Non-Recourse Indebtedness) of the Borrower or any Guarantor in an outstanding principal amount of $75,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).
“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).
“Minimum Collateral Amount” means, with respect to a Defaulting Lender, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the Fronting Exposure of each LC Issuer with respect to such Defaulting Lender for all Facility LCs issued and outstanding at such time and (ii) otherwise, such lesser amount determined by the Administrative Agent and the applicable LC Issuer in their sole discretion.
“Model Unit” means a Housing Unit constructed initially for inspection by prospective purchasers that is not intended to be sold until all or substantially all other Housing Units in the applicable subdivision are sold.
“Monthly Payment Date” means the first (1st) day of each month; provided, that if such day is not a Business Day, the Monthly Payment Date shall be the immediately succeeding Business Day.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any ERISA Affiliate is a party to which more than one employer is obligated to make contributions.
“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extension Notice Date” is defined in Section 2.19(b)(ii).
“Non-Guarantor Subsidiary” means each Subsidiary of the Borrower that is not a Guarantor.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person (i) for which the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness (including, in the case of Indebtedness of a Subsidiary that holds title to the real property, liability of that Subsidiary and liabilities secured by a pledge of the equity interests of such Subsidiary) and for which no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness, or (ii) that refinances Indebtedness described in clause (i) and for which the recourse is limited to the same extent described in clause (i).
“Non-U.S. Lender” means a Lender that is not a U.S. Person.
“Note” is defined in Section 2.13(d).
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Obligations, all Rate Management Obligations provided to the Borrower or any Guarantor by the Administrative Agent or any other Lender or any Affiliate of any of the foregoing (at the time such Rate Management Transaction is entered into), all accrued and unpaid fees, and all expenses, reimbursements, indemnities and other obligations of any Loan Party to the Lenders or to any Lender, the Administrative Agent, any LC Issuer or any indemnified party arising under the Loan Documents (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); provided, that obligations in respect of Rate Management Obligations shall only constitute “Obligations” if owed to the Administrative Agent or if the Administrative Agent shall have received notice in the form of Exhibit K from the relevant Lender not later than sixty (60) days after such Rate Management Obligations have been provided and the relevant Lender has provided such supporting documentation as the Administrative Agent may request; provided, further, that “Obligations” shall exclude all Excluded Swap Obligations. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Facility LC commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document, including Erroneous Payment subrogation rights, and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent, any Lender or any LC Issuer, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.
“Operating Lease Obligations” means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate which would be applied under Agreement Accounting Principles if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of the Borrower and its Subsidiaries.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).
“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time.
“Participants” is defined in Section 12.2(a).
“Participant Register” is defined in Section 12.2(c).
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.
“Payment Recipient” is defined in Section 10.19.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Performance Obligations” means, as it pertains to Facility LCs, any letter of credit issued: (a) on behalf of a Person in favor of a Governmental Authority, including, without limitation, any utility, water, or sewer authority, or other similar entity, for the purpose of assuring such Governmental Authority that such Person or an Affiliate of such Person will properly and timely complete work it has agreed to perform for the benefit of such Governmental Authority; (b) in lieu of cash deposits to obtain a license, in place of a utility deposit, or for land option contracts; (c) in lieu of other contract performance, to secure performance warranties payable upon breach, and to secure the performance of labor and materials, including, without limitation, construction, bid, and performance bonds; or (d) to secure refund or advance payments on contractual obligations in the event of the occurrence of a default under a performance-related contract.
“Permitted Acquisition” means any Acquisition made by the Borrower or any of its Subsidiaries; provided that, (a) as of the date of the consummation of such Acquisition, no Event of Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.11 shall be true both before and after giving effect to such Acquisition; (b) the business to be acquired in such Acquisition is in a Related Business or, if not in a Related Business, such transaction is in compliance with the provisions of Section 6.14(vii); (c) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement that has been (if required by the governing documents of the seller or entity to be acquired) approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) is pending or threatened by any shareholder or director of the seller or entity to be acquired; (d) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained; and (e) the Borrower shall have furnished to the Administrative Agent a certificate (i) certifying that, taking into account such Acquisition, no Event of Default exists and (ii) demonstrating in reasonable detail, as of the last day of the quarter most recently ended prior to the date of such Acquisition, pro forma compliance with the Consolidated Tangible Net Worth Covenant and Leverage Covenant, in each case calculated as if such Acquisition, including the consideration therefor, had been consummated on such day.
“Permitted Liens” means, as to the Borrower or any Guarantor, any of the following:
(i)    Liens for taxes, assessments or governmental charges or levies on the Borrower’s or such Guarantor’s Property if the same (A) shall not at the time be delinquent or thereafter can be paid without penalty, or (B) are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been established on the Borrower’s or such Guarantor’s books in accordance with Agreement Accounting Principles.
(ii)    Liens imposed by law, such as carriers’, warehousemen’s, mechanics’ and materialmen’s Liens and other similar Liens arising in the ordinary course of business with respect to amounts that either (A) are not yet delinquent, or (B) are delinquent but are being contested in a timely manner in good faith by appropriate proceedings and for which adequate reserves shall have been established on the Borrower’s or Guarantor’s books in accordance with Agreement Accounting Principles.
(iii)    Utility easements, rights of way, zoning restrictions, covenants, reservations, and such other burdens, encumbrances or charges against real property, or other minor irregularities of title, as are of a nature generally existing with respect to properties of a similar character and which do not in any material way interfere with the use thereof or the sale thereof in the ordinary course of business of the Borrower or such Guarantor.
(iv)    Easements, dedications, assessment district or similar Liens in connection with municipal financing and other similar encumbrances or charges and Liens to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money), in each case reasonably necessary or appropriate for the development of real property of the Borrower or such Guarantor, and which are granted in the ordinary course of the business of the Borrower or such Guarantor, and which in the aggregate do not materially burden or impair the fair market value or use of such real property (or the project to which it is related) for the purposes for which it is or may reasonably be expected to be held.

(v)    Any option or right of first refusal to purchase real property granted to the master developer or the seller of real property that arises as a result of the non-use or non-development of such real property by the Borrower or such Guarantor.
(vi)    Any agreement or contract to participate in the income or revenue or to pay lot premiums, in each case derived from the sale of Housing Units and granted in the ordinary course of business to the seller of the real property upon which the Housing Unit is constructed.
(vii)    Liens arising by virtue of any statutory, contractual or common law provisions relating to banker’s liens, rights of setoff or similar rights as to deposit or other accounts.
“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA as to which the Borrower or any ERISA Affiliate may have any liability (contingent or otherwise).
“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.
“Presold Unit” means a Housing Unit owned by the Borrower or any Guarantor that is subject to a bona fide written agreement between the Borrower or such Guarantor and a third Person purchaser for sale in the ordinary course of the Borrower’s or such Guarantor’s business of such Housing Unit and the related lot, accompanied by a cash earnest money deposit or down payment in an amount that is customary, and subject only to ordinary and customary contingencies to the purchaser’s obligation to buy the Housing Unit and related lot.
“Pricing Schedule” means the Schedule attached hereto identified as such.
“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by the Administrative Agent or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment; provided, however, if all of the Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (a) such Lender’s Outstanding Credit Exposure at such time by (b) the Aggregate Outstanding Credit Exposure at such time; and provided, further, that when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment (except that no Lender is required to fund or participate in Revolving Loans or Facility LCs to the extent that, after giving effect thereto, the aggregate amount of its outstanding Revolving Loans and funded or unfunded participations in Facility LCs would exceed the amount of its Commitment (determined as though no Defaulting Lender existed)).
“Public Indebtedness” means Indebtedness evidenced by notes, debentures, or other similar instruments issued after the date of this Agreement pursuant to either (i) a registered public offering or (ii) a private placement of such instruments in accordance with an exemption from registration under the Securities Act of 1933 and/or the Securities Exchange Act of 1934 or similar law.
“Purchasers” is defined in Section 12.3(a).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
“QFC Credit Support” is defined in Section 9.16.
“Qualified Bank” means (a) any Lender or any Affiliate of a Lender, or (b) a bank that has, or is a wholly-owned subsidiary of a corporation that has, (i) an unsecured long-term debt rating of not less than BBB+ from S&P or Baa1 from Moody’s and (ii) if its unsecured short-term debt is rated, an unsecured short-term debt rating of A2 from S&P or P2 from Moody’s. For the avoidance of doubt, neither the Borrower nor an Affiliate of the Borrower shall qualify as a Qualified Bank.
“Quarterly Payment Date” means the fifth (5th) day of each fiscal quarter; provided, that if such day is not a Business Day, the Quarterly Payment Date shall be the immediately succeeding Business Day.
“Rate Management Obligations” means any and all obligations of the Borrower or any Guarantor, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.
“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or any Guarantor which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
“Rating Agencies” means Fitch, Moody’s and S&P.

“Receivables” means the net proceeds payable to, but not yet received by, the Borrower or any Guarantor following a Housing Unit Closing.
“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any LC Issuer, as applicable.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 10:00 a.m. (Central time) on the day that is two Business Days before the date of such setting, (2) if such Benchmark is the Daily Simple SOFR Base Rate, 2:00 p.m. (Central time) on the day that is four Business Days before the date of such setting, and (3) if such Benchmark is not Term SOFR or the Daily Simple SOFR Base Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Refinancing Indebtedness” means Indebtedness that refunds, refinances or extends any Indebtedness (or that refunds, refinances or extends any refund, refinancing or extension of such Indebtedness), but only to the extent that:
(i)    the Refinancing Indebtedness is subordinated to or pari passu with the Obligations (or a Guarantor’s obligations under its Guaranty, as applicable) to the same extent as the Indebtedness being refunded, refinanced or extended,
(ii)    the Refinancing Indebtedness is scheduled to mature no earlier than the then current maturity date of such Indebtedness,
(iii)    such Refinancing Indebtedness is in an aggregate amount that is equal to or less than the sum of the aggregate amount then outstanding plus all amounts committed but undisbursed under the Indebtedness being refunded, refinanced or extended,
(iv)    the Person or Persons liable for the payment of such Refinancing Indebtedness are the same Person or Persons (or successor(s) thereto) that were liable for the Indebtedness being refunded, refinanced or extended when such Indebtedness was initially incurred, and
(v)    such Refinancing Indebtedness is incurred within 120 days after the Indebtedness being refunded, refinanced or extended is so refunded, refinanced or extended.
“Register” is defined in Section 12.3(d).
“Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of the Board relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of the Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.19 to reimburse the LC Issuers for LC Disbursements.
“Related Business” means any of the following lines of business or business activity of the type conducted by the Borrower and its Subsidiaries on the date hereof: (i) the home building business, (ii) the residential mortgage loan business, (iii) the real estate development business, (iv) the insurance business, (v) the title insurance agency and settlement business, and (vi) the insurance agency business.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, members, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.
“Replacement Lender” is defined in Section 2.20.
“Reports” is defined in Section 9.6(a).
“Required Lenders” means Lenders in the aggregate having greater than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding greater than 50% of the Aggregate Outstanding Credit Exposure. The Commitments and Outstanding Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any equity interest in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in the Borrower or any Subsidiary thereof or any option, warrant or other right to acquire any such equity interest in the Borrower or any Subsidiary thereof.
“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).
“Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and, in each case, any amendments to such regulations.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctions” means sanctions administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union, (d) His Majesty’s Treasury or (e) other relevant sanctions authority.
“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
“Screen” has the meaning provided in the definition of Term SOFR Screen Rate.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Senior Debt” means the Senior Notes or, if the Senior Notes are refinanced, the Refinancing Indebtedness with respect thereto.
“Senior Notes” means (a) the 6.000% Senior Notes due 2043 of Borrower issued in the original aggregate principal amount of $500,000,000 (the “6.000% Senior Notes due 2043”), (b)  the 3.850% Senior Notes due 2030 of Borrower issued in the original principal amount of $300,000,000 (the “3.850% Senior Notes due 2030”), (c) the 2.500% Senior Notes due 2031 of Borrower issued in the original principal amount of $350,000,000 (the “2.500% Senior Notes due 2031”), and (d) the 3.966% Senior Notes due 2061 of Borrower issued in the original principal amount of $350,000,000 (the “3.966% Senior Notes due 2061”).
“Senior Officer” means each of the Authorized Officers, the General Counsel of Borrower and the Chief Financial Officer of Borrower.
“SH Parent” means Sekisui House, Ltd., a Japanese kabushiki kaisha.
“Significant Homebuilding Subsidiary” means any Homebuilding Subsidiary that has a net worth (determined on a consolidated basis for such Homebuilding Subsidiary in accordance with Agreement Accounting Principles), determined as of the last day of the most recently ended fiscal quarter of the Borrower, equal to or exceeding $5,000,000.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.
“SOFR Adjustment” means, with respect to the adjustment of any SOFR-based Benchmark, 0.10% (10 basis points).
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate” means, as the context may require, the Daily Simple SOFR Rate, the Term SOFR Rate, or any other Benchmark based on or determined by reference to SOFR.
“SOFR Rate Loan” means a Loan that, except as otherwise provided in Section 2.11, bears interest at a SOFR Rate.
“Spec Unit” means any Housing Unit owned by the Borrower or any Guarantor that is not a Presold Unit or a Model Unit.
“Stated Rate” is defined in Section 2.21.
“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Required Lenders and none of the principal of which is payable until at least 90 days after the Facility Termination Date. Subordinated Indebtedness shall specifically not include Indebtedness of any Guarantor to Borrower or Borrower to any Guarantor.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
“Substantial Portion” means, with respect to the Property of the Borrower and the Guarantors, Property which represents more than 10% of the consolidated assets of the Borrower and the Guarantors taken as a whole as would be shown in the consolidated financial statements of the Borrower and the Guarantors as at the beginning of the fiscal quarter in which such determination is made.
“Supported QFC” is defined in Section 9.16.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.
“Term SOFR Administrator” means CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).

“Term SOFR Administrator’s Website” means https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr, or any successor source for Term SOFR identified as such by the Term SOFR Administrator from time to time.
“Term SOFR Advance” means an Advance that, except as otherwise provided in Section 2.11, bears interest at the applicable Term SOFR Rate.
“Term SOFR Loan” means a Loan that, except as otherwise provided in Section 2.11, bears interest at the applicable Term SOFR Rate other than pursuant to clause (d) of the definition of Alternate Base Rate.
“Term SOFR Rate” means, for the relevant Interest Period, the sum of (a) the Adjusted Term SOFR Screen Rate applicable to such Interest Period, plus (b) the Applicable Margin.
“Term SOFR Screen Rate” means, for the relevant Interest Period, the Term SOFR rate quoted by the Administrative Agent from the Term SOFR Administrator’s Website or the applicable Bloomberg screen (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time) (the “Screen”) for such Interest Period, which shall be the Term SOFR rate published two Business Days before the first day of such Interest Period (such Business Day, the “Determination Date”). If as of 5:00 p.m. (New York time) on any Determination Date, the Term SOFR rate has not been published by the Term SOFR Administrator or on the Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Screen for the first preceding Business Day for which such rate was published on such Screen so long as such first preceding Business Day is not more than three (3) Business Days prior to such Determination Date.
“Transferee” is defined in Section 12.3(e).
“Type” means, with respect to any Advance, its nature as a Base Rate Advance, a Daily Simple SOFR Advance or a Term SOFR Advance and with respect to any Loan, its nature as a Base Rate Loan, a Daily Simple SOFR Loan or a Term SOFR Loan.
“U.S. Bank” means U.S. Bank National Association, a national banking association, in its individual capacity, and its successors.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” is defined in Section 9.16.
“U.S. Tax Compliance Certificate” is defined in Section 3.5(g)(ii)(B)(3).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed, so long as such appointment does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States.
“Unrestricted Cash” means cash, Cash Equivalents and Marketable Securities of the Borrower and the Guarantors that are free and clear of all Liens (other than customary deposit bank liens) and not subject to any restrictions (other than with respect to costs of liquidating certain Cash Equivalents prior to maturity).
“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary of which 100% of the beneficial ownership interests shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization of which 100% of the beneficial ownership interests shall at the time be so owned or controlled.
“Withholding Agent” means the Loan Parties and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2.    Loan Classes. The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Revolving Loan”). Advances also may be classified and referred to by Class (e.g., a “Revolving Advance”) or by Type (e.g., a “Term SOFR Advance”) or by Class and Type (e.g., a “Term SOFR Revolving Advance”).
1.3.    Rates. The Daily Simple SOFR Rate and the Term SOFR Rate are determined by reference to the Daily Simple SOFR Base Rate and the Term SOFR Screen Rate, which are derived from SOFR and Term SOFR, respectively. Section 3.3 provides a mechanism for (a) determining an alternative rate of interest if a Benchmark is no longer available or in the other circumstances set forth in Section 3.3 and (b) modifying this Agreement to give effect to such alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, or any other matter related to SOFR or Term SOFR or other rates in the definition of “Daily Simple SOFR Base Rate” or “Term SOFR Screen Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation whether any such alternative, successor, or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.3(b), will have the same value as, or be economically equivalent to the replaced Benchmark. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, SOFR, Term SOFR, and any alternative, successor or replacement rates (including any Benchmark Replacement), or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, SOFR, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.4.    Other Definitional Terms; Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision. References to Sections, Articles, Exhibits, and Schedules are to this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “shall” and “will” have the same meaning as the term “must.” Unless the context otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” All covenants, terms, definitions or other provisions incorporated by reference to other agreements are incorporated into this Agreement as if fully set forth herein, and such incorporation includes all necessary definitions and related provisions from such other agreements, but includes only amendments thereto agreed to by the Lenders, and survives any termination of such other agreements until the Obligations are irrevocably paid in full (other than inchoate indemnity obligations and Obligations that have been Cash Collateralized), all Facility LCs have expired without renewal or been returned to applicable LC Issuers, and the Commitments are terminated. Any reference to any Law includes all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and, unless otherwise specified, refers to such Law as amended, modified, supplemented, replaced, or succeeded from time to time. References to any document, instrument or agreement (a) include all exhibits, schedules and other attachments thereto, (b) include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time.
1.5.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
1.6.    Facility LC Amounts. Unless otherwise specified herein, the amount of a Facility LC at any time shall be deemed to be the amount of such Facility LC available to be drawn at such time; provided that with respect to any Facility LC that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Facility LC shall be deemed to be the maximum amount of such Facility LC after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

ARTICLE II

THE CREDITS
2.1.    Commitment. From and including the date of this Agreement and prior to the Facility Termination Date for the applicable Lender, such Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrower in Dollars and participate in Facility LCs issued upon the request of the Borrower; provided that (i) after giving effect to the making of each such Loan and the issuance of each such Facility LC, the amount of such Lender’s Outstanding Credit Exposure shall not exceed its Commitment and (ii) at any time at which the Leverage Ratio, determined as of the last day of the most recent fiscal quarter, exceeds 55%, the aggregate principal amount of all Consolidated Senior Debt Borrowings outstanding shall not exceed the Borrowing Base determined as of the most recent Inventory Valuation Date. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow the Revolving Loans at any time prior to the Facility Termination Date. Commitments shall terminate on the Facility Termination Date. Each LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.
2.2.    Required Payments; Termination. If at any time that either (i) the Aggregate Outstanding Credit Exposure exceeds the Aggregate Commitment or (ii) the Leverage Ratio, determined as of the last day of the most recent fiscal quarter, exceeds 55%, the aggregate principal amount of all Consolidated Senior Debt Borrowings exceeds the Borrowing Base determined as of the most recent Inventory Valuation Date, then the Borrower shall within three (3) Business Days after notice from the Administrative Agent make a payment on the Loans or Cash Collateralize LC Obligations in an account with the Administrative Agent pursuant to Section 2.19(k) sufficient to eliminate such excess. The Aggregate Outstanding Credit Exposure (other than LC Obligations that are Cash Collateralized in accordance with this Agreement) and all other unpaid Obligations under this Agreement and the other Loan Documents shall be paid in full by the Borrower on the Facility Termination Date.
2.3.    Ratable Loans; Types of Advances. Each Advance hereunder shall consist of Revolving Loans made from the several Lenders ratably according to their Pro Rata Shares. The Revolving Advances may be Base Rate Advances, Daily Simple SOFR Advances or Term SOFR Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.
2.4.    [Reserved].
2.5.    Fees.
(a)    Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a Commitment Fee (the “Commitment Fee”) at a per annum rate equal to the Applicable Fee Rate on the average daily Available Aggregate Commitment from the date hereof to and including the Facility Termination Date for such Lender, payable in arrears on each Quarterly Payment Date hereafter and on the Facility Termination Date for such Lender.
(b)    LC Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender in accordance with each such Lender’s Pro Rata Share a Facility LC fee with respect to its participations in each outstanding Facility LC (the “LC Fee”) on the daily maximum amount then available to be drawn under such Facility LC, which shall accrue at a rate per annum equal to the Applicable Margin for Term SOFR Loans in effect from time to time during the period from and including the Effective Date to and including the later of the Facility Termination Date and the date on which such Lender ceases to have any LC Obligations. Accrued LC Fees shall be payable in arrears on each Quarterly Payment Date, commencing on the first such date to occur after the Effective Date, and on the Facility Termination Date; provided that any such fees accruing after the Facility Termination Date shall be payable on demand.
2.6.    Minimum Amount of Each Advance. Each Term SOFR Advance shall be in the minimum amount of $1,000,000 and incremental amounts in integral multiples of $100,000, and each Base Rate Advance and Daily Simple SOFR Advance shall be in the minimum amount of $500,000 and incremental amounts in integral multiples of $50,000; provided, however, that any Base Rate Advance may be in the amount of the Available Aggregate Commitment or, if less, the maximum amount permitted to be advanced under clause (ii) of Section 2.1.
2.7.    Reductions in Aggregate Commitment; Optional Principal Payments. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000 (but not less than $25,000,000), upon at least five (5) Business Days’ prior written notice to the Administrative Agent by 12:00 noon (Eastern time), which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. The Borrower shall make such payments on such date as are necessary to cause the Aggregate Commitment (giving effect to such reduction) to equal or exceed the Aggregate Outstanding Credit Exposure on such date (with such payments being subject to the payment of any funding indemnification amounts required by Section 3.4, but without penalty or premium). All accrued Commitment Fees owing to a Lender shall be payable on the effective date of any termination of the obligations of such Lender to make Credit Extensions hereunder (including on its respective Facility Termination Date). The Borrower may from time to time pay, without penalty or premium, all outstanding Base Rate Advances and Daily Simple SOFR Advances, or, in a minimum aggregate amount of $500,000 and incremental amounts in integral multiples of $50,000 (or the aggregate amount of the outstanding Revolving Loans at such time), any portion of the aggregate outstanding Base Rate Advances and Daily Simple SOFR Advances upon same day notice by 12:00 noon (Eastern time) to the Administrative Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Term SOFR Advances, or, in a minimum aggregate amount of $1,000,000 and incremental amounts in integral multiples of $100,000 (or the aggregate amount of the outstanding Revolving Loans at such time), any portion of the aggregate outstanding Term SOFR Advances upon at least two (2) Business Days’ prior written notice to the Administrative Agent by 12:00 noon (Eastern time).
2.8.    Method of Selecting Types and Interest Periods for New Revolving Advances. The Borrower shall select the Type of Advance and, in the case of each Term SOFR Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit D (a “Borrowing Notice”) not later than 1:00 p.m. (Eastern time) on the Borrowing Date of each Base Rate Advance and each Daily Simple SOFR Advance and two (2) Business Days before the Borrowing Date for each Term SOFR Advance in Dollars, specifying:
(i)    the Borrowing Date, which shall be a Business Day, of such Advance,
(ii)    the aggregate amount of such Advance,
(iii)    the Type of Advance selected, and
(iv)    in the case of each Term SOFR Advance, the Interest Period applicable thereto.
Not later than 2:00 p.m. (Eastern time) or, in the case of any requested Base Rate Advance or Daily Simple SOFR Advance the Borrowing Notice in respect of which shall have been received after 12:00 noon (Eastern time) on the Borrowing Date of such Base Rate Advance or Daily Simple SOFR Advance, as applicable, 3:00 p.m. (Eastern time), on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.
2.9.    Conversion and Continuation of Outstanding Advances; Maximum Number of Interest Periods. Base Rate Advances shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into Term SOFR Advances or Daily Simple SOFR Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Daily Simple SOFR Advances shall continue as Daily Simple SOFR Advances unless and until such Daily Simple SOFR Advances are converted into Base Rate Advances or Term SOFR Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Term SOFR Advance shall continue as a Term SOFR Advance until the end of the then applicable Interest Period therefor, at which time such Term SOFR Advance shall be automatically converted into a Base Rate Advance unless (x) such Term SOFR Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Term SOFR Advance continue as a Term SOFR Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Base Rate Advance into a Term SOFR Advance or a Daily Simple SOFR Advance, a Daily Simple SOFR Advance into a Term SOFR Advance or a Base Rate Advance, or a Term SOFR Advance into a Daily Simple SOFR Advance or a Base Rate Advance. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit L (a “Conversion/Continuation Notice”) of each conversion of a Base Rate Advance into a Term SOFR Advance or a Daily Simple SOFR Advance, conversion of a Daily Simple SOFR Advance into a Base Rate Advance or a Term SOFR Advance, conversion of a Term SOFR Advance into a Base Rate Advance or a Daily Simple SOFR Advance, or continuation of a Term SOFR Advance not later than 12:00 noon (Eastern time) at least two (2) Business Days prior to the date of the requested conversion or continuation, specifying:
(i)    the requested date, which shall be a Business Day, of such conversion or continuation,
(ii)    the Type of the Advance which is to be converted or continued, and
(iii)    the amount of such Advance which is to be converted into or continued as a Term SOFR Advance and the duration of the Interest Period applicable thereto.
After giving effect to all Advances, all conversions of Advances from one Type to another and all continuations of Advances of the same Type, there shall be no more than six (6) SOFR Rate Loans then outstanding.
Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or roll over all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
2.10.    Interest Rates. Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted into a Base Rate Advance pursuant to Section 2.9, to but excluding the date it becomes due or is converted into a Term SOFR Advance or a Daily Simple SOFR Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Base Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Term SOFR Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Term SOFR Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and the Pricing Schedule. No Interest Period may end after the Facility Termination Date. Each Daily Simple SOFR Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made, to but excluding the date it becomes due or is converted into a Term SOFR Advance or a Base Rate Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Daily Simple SOFR Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Daily Simple SOFR Advance will take effect simultaneously with each change in the Daily Simple SOFR Rate.
2.11.    Rates Applicable After Event of Default. Notwithstanding anything to the contrary contained in Sections 2.8, 2.9 or 2.10, during the continuance of an Event of Default the Required Lenders may, at their option, by notice from the Administrative Agent to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Term SOFR Advance or a Daily Simple SOFR Advance. During the continuance of an Event of Default the Required Lenders may, at their option, by notice from the Administrative Agent to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Term SOFR Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2.00% per annum, (ii) each Base Rate Advance shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus 2.00% per annum, (iii) each Daily Simple SOFR Advance shall bear interest at a rate per annum equal to the Daily Simple SOFR Rate in effect from time to time plus 2.00% per annum, and (iv) the LC Fee shall be increased by 2.00% per annum; provided that, during the continuance of an Event of Default under Sections 7.6 or 7.7, the interest rates set forth in clauses (i), (ii) and (iii) above and the increase in the LC Fee set forth in clause (iv) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender. After an Event of Default has been waived, the interest rate applicable to advances and the LC Fee shall revert to the rates applicable prior to the occurrence of an Event of Default.
2.12.    Method of Payment. Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made. All payments of the Obligations under this Agreement and the other Loan Documents shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 12:00 noon (Eastern time) on the date when due and shall (except (i) in the case of LC Disbursements for which the LC Issuers have not been fully indemnified by the Lenders or (ii) as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with U.S. Bank for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to the LC Issuers, in the case of payments required to be made by the Borrower to the LC Issuers pursuant to Section 2.19(f).

2.13.    Noteless Agreement; Evidence of Indebtedness. (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder and Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(c)    The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
(d)    Any Lender may request that its Loans be evidenced by a promissory note substantially in the form of Exhibit F (each a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender in a form supplied by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (b)(i) and (ii) above.
2.14.    Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any Person or Persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Administrative Agent and the Lenders may rely upon, and shall incur no liability for relying upon, any oral or written request the Administrative Agent or any Lender believes to be genuine and to have been signed, sent or made by an authorized person. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation (which may include e-mail) of each telephonic notice authenticated by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. The parties agree to prepare appropriate documentation to correct any such error within ten (10) days after discovery by any party to this Agreement.
2.15.    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Base Rate Advance and each Daily Simple SOFR Advance shall be payable on each Monthly Payment Date, commencing with the first such Monthly Payment Date to occur after the date hereof and at maturity.

Interest accrued on each Term SOFR Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Term SOFR Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Term SOFR Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued pursuant to Section 2.11 shall be payable on demand. Interest on all Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year, except that interest at the Base Rate shall be calculated for actual days elapsed on the basis of a 365/366-day year. All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (Eastern time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, unless such succeeding Business Days fall in a new calendar month, in which case such interest or principal shall be payable on the immediately preceding Business Day.
2.16.    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from an LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Term SOFR Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
2.17.    Lending Installations. Each Lender may book its Advances and its participation in any LC Obligations and each LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or such LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or each LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and each LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.
2.18.    Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.
2.19.    Facility LCs.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request any LC Issuer, in reliance on (among other things) the agreements of the Lenders set forth in this Section 2.19, to issue (and the LC Issuer agrees to issue), at any time and from time to time from the Effective Date until the Facility Termination Date, Facility LCs denominated in Dollars for its own account or, subject to Section 2.19(l), the account of any of its Subsidiaries in such form as is acceptable to such LC Issuer in its reasonable determination.
(b)    Notice of Issuance, Extension or Other Amendment.
(i)    To request the issuance of a Facility LC, the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the LC Issuer and the Administrative Agent) to an LC Issuer selected by it and to the Administrative Agent (reasonably in advance of the requested date of issuance) a notice requesting the issuance of a Facility LC and specifying the requested date of issuance (which shall be a Business Day), the purpose and nature of the requested Facility LC, and such other information as is necessary (in the reasonable discretion of such LC Issuer) to prepare such Facility LC. If requested by the LC Issuer, the Borrower also shall submit a letter of credit application on such LC Issuer’s standard form. In the event of any conflict between this Agreement and any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an LC Issuer relating to any Facility LC, the terms and conditions of this Agreement shall control.
(ii)    If the Borrower so requests in any notice requesting the issuance of a Facility LC, the applicable LC Issuer may, in its sole discretion, agree to issue a Facility LC that has automatic extension provisions (each, an “Evergreen Facility LC”). Each Evergreen Facility LC shall permit the LC Issuer to prevent automatic extension at least once in each one-year period by giving prior notice of non-extension to the beneficiary not later than a day (the “Non-Extension Notice Date”) in each one-year period to be agreed upon by the Borrower or the beneficiary and the applicable LC Issuer at the time such Facility LC is issued. Unless otherwise directed by the LC Issuer, the Borrower shall not be required to make a specific request to such LC Issuer, the Administrative Agent or any Lender for any such extension with respect to an Evergreen Facility LC. Once an Evergreen Facility LC has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable LC Issuer to permit the extension of such Facility LC at any time to an expiration date not later than the date permitted pursuant to Section 2.19(d). Any request to extend the then-current expiration date of a Facility LC that is not an Evergreen Facility LC shall be made by the Borrower within a negotiated time period with the LC Issuer before the then-current expiration date of such Facility LC. Notwithstanding the foregoing, the LC Issuer shall not permit or be obligated to permit any extension if on or before the day that is (A) in the case of an Evergreen Facility LC, 45 days before the Non-Extension Notice Date (or such shorter time as the applicable LC Issuer may agree in its sole discretion), or (B) in all other cases, 30 days before the then-current expiration date for such Facility LC (or such shorter time as the applicable LC Issuer may agree in its sole discretion), such LC Issuer has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) from the Administrative Agent, any Lender or the Borrower that such LC Issuer should not permit such extension because the conditions in Section 4.2 are not then satisfied.
(iii)    If the Borrower desires to request an increase, decrease or other amendment to a Facility LC (other than requests to extend the then-current expiration date), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the LC Issuer and the Administrative Agent) to the LC Issuer and to the Administrative Agent (reasonably in advance of the requested date of such amendment) a notice requesting the amendment of such Facility LC and specifying the requested date of amendment (which shall be a Business Day), the purpose and nature of the requested amendment, and such other information as is necessary (in the reasonable discretion of such LC Issuer) to amend such Facility LC. If requested by the LC Issuer, the Borrower also shall submit a letter of credit amendment application on such LC Issuer’s standard form and execute and deliver such other agreements, instruments and documents relating to such amendment as may be requested by the LC Issuer.
(iv)    If (A) any letter of credit has been previously issued by an LC Issuer, (B) such letter of credit satisfies all of the requirements of a Facility LC set forth in this Section 2.19, (C) both before and after giving effect to the inclusion of such letter of credit as a Facility LC, the conditions in Sections 2.19(c) and 4.2 are satisfied, and (D) the Borrower wishes for such letter of credit to become a Facility LC subject to the terms and conditions of this Agreement, the Borrower shall give notice of the foregoing to the LC Issuer and request that the LC Issuer consent to treat such letter of credit as a Letter of Credit. Upon receiving such consent in writing, the Borrower shall promptly submit a copy of such notice and consent to the Administrative Agent. Upon the receipt by the Administrative Agent of a copy of such request bearing such consent, such letter of credit shall be (from the date of such receipt) deemed a Facility LC for all purposes of this Agreement and the other Loan Documents and considered issued hereunder pursuant to the terms hereof.
(c)    Limitations on Amounts, Issuance and Amendment.
(i)    A Facility LC shall be issued, extended or otherwise amended, and an existing letter of credit shall be deemed a Facility LC pursuant to Section 2.19(b)(iv),

only if (and upon the effectiveness of such transaction, the Borrower shall be deemed to represent and warrant that), after giving effect to such transaction, (A) the sum of (1) the aggregate amount of the outstanding Facility LCs issued by any LC Issuer plus (2) the aggregate amount of all LC Disbursements made by such LC Issuer that have not yet been reimbursed by or on behalf of the Borrower does not exceed such LC Issuer’s LC Issuer Sublimit, (B) the aggregate LC Obligations do not exceed the LC Sublimit, (C) the Revolving Exposure of any Lender does not exceed its Commitment, (D) the Aggregate Outstanding Credit Exposure does not exceed the Aggregate Commitment and (E) at any time at which the Leverage Ratio, determined as of the last day of the most recent fiscal quarter, exceeds 55%, the aggregate principal amount of all Consolidated Senior Debt Borrowings outstanding shall not exceed the Borrowing Base determined as of the most recent Inventory Valuation Date. The Borrower may, at any time and from time to time, increase or reduce the LC Issuer Sublimit of any LC Issuer with the consent of such LC Issuer and the Administrative Agent; provided that the Borrower shall not reduce the LC Issuer Sublimit of any LC Issuer if such reduction would cause any of the conditions set forth in clauses (A) through (D) above to not be satisfied.
(ii)    An LC Issuer shall not be under any obligation to issue any Facility LC if:
(A)    (1) any order, judgment or decree of any Governmental Authority or arbitrator by its terms purports to enjoin or restrain such LC Issuer from issuing such Facility LC or requests that such LC Issuer refrain from issuing such Facility LC, (2) any Law applicable to such LC Issuer prohibits the issuance of Facility LCs generally or such Facility LC in particular, or (3) any such order, judgment, decree, or Law imposes upon such LC Issuer with respect to such Facility LC any restriction, reserve or capital or liquidity requirement (for which such LC Issuer is not otherwise compensated hereunder) not in effect on the date such LC Issuer became an LC Issuer, or imposes upon such LC Issuer any unreimbursed loss, cost or expense that was not applicable on the date such LC Issuer became an LC Issuer; or
(B)    the issuance of such Facility LC would violate one or more policies of such LC Issuer applicable to letters of credit generally.
(iii)    An LC Issuer shall be under no obligation to issue any amendment to any Facility LC if such LC Issuer would have no obligation at such time to issue the Facility LC in its amended form under the terms hereof.
(d)    Expiration Date. Each Facility LC shall have a stated expiration date no later than the earlier of (i) one year after the date of the issuance of such Facility LC (or, for any Facility LC that has been extended, whether automatically or by amendment, one year after the then-current expiration date of such Facility LC), unless otherwise agreed by the Administrative Agent and the applicable LC Issuer, and (ii) five Business Days before the Facility Termination Date; provided that the expiry date of a Facility LC may be up to one year later than the Facility Termination Date if the

Borrower has posted on or before the Facility Termination Date Cash Collateral in the LC Collateral Account on terms satisfactory to the Administrative Agent in an amount equal to 102% of the LC Obligations with respect to such Facility LC.
(e)    Participations. By the issuance of a Facility LC (or an amendment to a Facility LC increasing the amount or extending the term thereof) in accordance with the terms hereof, and without any further action on the part of the LC Issuer, the Administrative Agent, or the Lenders, the LC Issuer hereby grants to each Lender, and each Lender hereby acquires from the LC Issuer, a participation in such Facility LC equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Facility LC. Each Lender’s obligation to acquire participations pursuant to this paragraph is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any extension or other amendment of any Facility LC in accordance with the terms hereof, any Default or Event of Default, or any reduction or termination of the Commitments. In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for the account of the LC Issuer in the manner provided in Section 2.12(a) (and the Administrative Agent shall pay to such LC Issuer promptly upon receipt), such Lender’s Applicable Percentage of each LC Disbursement made by such LC Issuer promptly upon the request of such LC Issuer at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason, including after the Facility Termination Date. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.19(f), the Administrative Agent shall distribute such payment to the LC Issuer or, to the extent that any Lenders have made payments pursuant to this paragraph to reimburse the LC Issuer, to such Lenders. Any payment made by a Lender pursuant to this paragraph is not a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. Each Lender’s participation in each Facility LC will be adjusted to reflect such Lender’s Applicable Percentage as in effect from time to time.
(f)    Reimbursement. If an LC Issuer makes any LC Disbursement, the Borrower shall reimburse such LC Issuer by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon (Eastern time) on the Business Day immediately following the date of such notice. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof, and such Lender’s Applicable Percentage thereof. Subject to the terms and conditions of this Agreement, including without limitation Section 4.2, the Borrower may request an Advance to reimburse an LC Disbursement.
(g)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.19(f) is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (1) any lack of validity or enforceability of this Agreement or any Facility LC, or any term or provision herein or therein, (2) any draft or other document presented under a Facility LC proving to be forged, fraudulent or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect, (3) payment by any LC Issuer against presentation of a draft or other document that does not strictly comply with the terms of the relevant Facility LC, or (4) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.19(g), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, any LC Issuer, and any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Facility LC by the LC Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Facility LC (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation, or any consequence arising from causes beyond the control of the LC Issuer; provided that the foregoing shall not be construed to excuse an LC Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by such LC Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Facility LC comply with the terms thereof. In the absence of gross negligence or willful misconduct on the part of an LC Issuer (as determined by a final, non-appealable judgment from a court of competent jurisdiction), an LC Issuer shall be deemed to have exercised care in each such determination. Without limitation of the foregoing, each LC Issuer may:
(i)    replace a purportedly lost, stolen, or destroyed original Facility LC or amendment thereto with a replacement marked as such or waive a requirement for its presentation;
(ii)    accept documents that appear on their face to be in substantial compliance with a Facility LC without responsibility for further investigation, regardless of any notice or information to the contrary, and make payment upon presentation of documents that appear on their face to be in substantial compliance with such Facility LC (even if not in strict compliance with such Facility LC) and without regard to any non-documentary condition in such Facility LC; and
(iii)    in its sole discretion decline to accept documents presented under a Facility LC and to make such payment if such documents are not in strict compliance with such Facility LC.
This Section 2.19(g) shall establish the standard of care to be exercised by an LC Issuer when determining whether drafts and other documents presented under a Facility LC comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care stricter than the foregoing). Without limiting the foregoing, none of the Administrative Agent, the Lenders, the LC Issuers, and their respective Related Parties shall have any liability or responsibility by reason of (x) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or any other Person, (y) an LC Issuer declining to take up documents and make payment (A) against documents that are fraudulent or forged or for other reasons by which the LC Issuer is entitled not to honor a Facility LC or (B) following the Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents, or (z) an LC Issuer retaining proceeds of a Facility LC based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such LC Issuer. No LC Issuer shall be responsible to the Borrower for, and no LC Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such LC Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Facility LC or this Agreement, including (I) the Laws or any order of a jurisdiction where such LC Issuer or the beneficiary is located or (II) the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Facility LC chooses such Laws or practice rules.
Each LC Issuer shall have all of the benefits and immunities (but not the obligations) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such LC Issuer in connection with Facility LCs issued by it or proposed to be issued by it and LC Documents pertaining to such Facility LCs as fully as if the term “Administrative Agent” as used in Article X included such LC Issuer with respect to such acts or omissions.
(h)    Disbursement Procedures. The LC Issuer for any Facility LC shall, within the time allowed by Applicable Laws or the Facility LC, examine all documents purporting to represent a demand for payment under such Facility LC. If such LC Issuer has made or will make an LC Disbursement in respect of such Facility LC, such LC Issuer shall promptly after such examination notify the Administrative Agent and the Borrower of such LC Disbursement. Such notice need not be given prior to payment by the LC Issuer, and any failure or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such LC Issuer and the Lenders with respect to such LC Disbursement.
(i)    Interim Interest. If any LC Issuer makes any LC Disbursement, then, unless the Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans. Interest accrued pursuant to this paragraph shall be for the account of such LC Issuer, or, to the extent attributable to any payments made by Lenders pursuant to Section 2.19(e), to such Lenders.
(j)    Replacement or Resignation of an LC Issuer.
(i)    Any LC Issuer may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced LC Issuer, and the successor LC Issuer. The Administrative Agent shall notify the Lenders of any replacement of an LC Issuer. At the time any such replacement becomes effective, the Borrower shall pay all unpaid fees accrued pursuant to Section 2.5(b) and (c) for the account of the replaced LC Issuer. From and after the effective date of any such replacement, the successor LC Issuer shall have all the rights and obligations of an LC Issuer. After the replacement of an LC Issuer, the replaced LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an LC Issuer with respect to Facility LCs issued by it prior to such replacement, but shall not be required or permitted to issue additional Facility LCs or to extend or otherwise amend any then-existing Facility LC.
(ii)    Any LC Issuer may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders, and the Borrower. After the resignation of an LC Issuer, the retiring LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an LC Issuer with respect to Facility LCs issued by it prior to such resignation, but shall not be required or permitted to issue additional Facility LCs or to extend or otherwise amend any then-existing Facility LC.
(k)    Cash Collateralization. The Borrower shall, upon the request of the Administrative Agent or the Required Lenders and until the later of the Facility Termination Date and the date on which no LC Obligations are outstanding, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “LC Collateral Account”), in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders. The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuers, a security interest in all of the Borrower’s right, title and interest in and to all funds from time to time on deposit in the LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. Nothing in this Section 2.19(k) either obligates the Administrative Agent to require the Borrower to deposit any funds in the LC Collateral Account, obligates the Borrower to deposit any funds in the LC Collateral Account or limits the right of the Administrative Agent to release any funds held in the LC Collateral Account, in each case other than as required by Section 2.19(d), 2.22 or 8.1.
(l)    Facility LCs Issued for Account of Subsidiaries. Notwithstanding that a Facility LC is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated as a primary obligor to reimburse the applicable LC Issuer for all drawings under such Facility LC and irrevocably waives any defenses that might otherwise be available to it as a guarantor or surety of obligations of such Subsidiary. The Borrower hereby acknowledges that the issuance of Facility LCs for the account of Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries. To the extent that any Facility LC is issued for the account of any Subsidiary that is not a Guarantor, the Borrower agrees that (i) such Subsidiary has no rights against the LC Issuer, the Administrative Agent, or any Lender, (ii) the Borrower is responsible for the obligations in respect of such Facility LC under the Loan Documents and any relevant application or reimbursement agreement, (iii) the Borrower has sole right to give instructions and make agreements with respect to the Facility LC and the disposition of documents related thereto, and (iv) the Borrower has all powers and rights in respect of any security arising in connection with the Facility LC and the transaction related thereto. The Borrower shall, at the request of the relevant LC Issuer, cause such Subsidiary to execute and deliver an agreement confirming the immediately preceding sentence and acknowledging that such Subsidiary is bound thereby.
2.20.    Replacement of Lender. If (a) the Borrower is required pursuant to Sections 3.1, 3.2 or 3.5 to make any additional payment to any Lender or (b) if any Lender’s obligation to make or continue, or to convert Base Rate Advances into Term SOFR Advances shall be suspended pursuant to Section 3.3 or (c) if any Lender defaults in its obligation to make a Loan, reimburse the LC Issuers pursuant to Section 2.19(e) or (d) if any Lender declines to approve an amendment, consent or waiver that requires the approval of all affected Lenders in accordance with Section 8.3 and is approved by the Required Lenders or (e) if any Lender otherwise becomes a Defaulting Lender (any Lender so affected, an “Affected Lender”), the Borrower may elect, if the circumstances resulting in such Lender being an Affected Lender continue, to replace such Affected Lender as a Lender party to this Agreement; provided that no Default or Event of Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower, the Administrative Agent and which is either a Qualified Bank or reasonably satisfactory to each LC Issuer (a “Replacement Lender”) shall agree, as of such date, to purchase for cash at par the Advances and other Obligations due to the Affected Lender under this Agreement and the other Loan Documents pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments; and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2, 3.4 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender under Section 3.4 on the day of such replacement had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Notwithstanding anything in this Section 2.20 to the contrary, (x) any Lender that acts as an LC Issuer may not be replaced hereunder at any time it has any Facility LC outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such LC Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such LC Issuer) have been made with respect to such outstanding Facility LC and (y) any Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 10.12.
2.21.    Limitation of Interest. The Borrower, the Administrative Agent and the Lenders intend to strictly comply with all Applicable Laws, including applicable usury laws. Accordingly, the provisions of this Section 2.21 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 2.21, even if such provision declares that it controls. As used in this Section 2.21, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under Applicable Law; provided that, to the maximum extent permitted by Applicable Law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of this Agreement. In no event shall the Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States or of any applicable state, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of this Agreement at the Highest Lawful Rate. On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 2.21, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Loan or any other Obligation outstanding hereunder or under the other Loan Documents is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrower’s Obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.
2.22.    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law and Section 8.3:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.1 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any LC Issuer hereunder; third, to Cash Collateralize each LC Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22(d); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each LC Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Facility LCs issued under this Agreement, in accordance with Section 2.22(d); sixth, to the payment of any amounts owing to the Lenders or the LC Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any LC Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; eighth, if so determined by the Administrative Agent, distributed to the Lenders other than the Defaulting Lender until the ratio of the Outstanding Credit Exposures of such Lenders to the Aggregate Outstanding Exposure of all Lenders equals such ratio immediately prior to the Defaulting Lender’s failure to fund any portion of any Loans or participations in Facility LCs; and ninth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Facility LC issuances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Facility LCs were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Credit Extensions of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Credit Extensions of such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto. If there is more than one LC Issuer, amounts in respect of the Fronting Exposure of each LC Issuer under this Section 2.22(a)(ii) shall be determined on a pro rata basis based on the respective Fronting Exposures of each such LC Issuer.

(iii)    Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive LC Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its ratable share of the stated amount of Facility LCs for which it has provided Cash Collateral pursuant to Section 2.22(d).
(C)    With respect to any Commitment Fee or LC Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each LC Issuer, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Outstanding Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 9.15, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize each LC Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.22(d).
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the LC Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Facility LCs to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Facility LCs. So long as any Lender is a Defaulting Lender, no LC Issuer shall be required to issue, extend, renew or increase any Facility LC unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(d)    Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any LC Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize each LC Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(i)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant(s) to the Administrative Agent, for the benefit of the LC Issuers, and agree(s) to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of LC Obligations, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the LC Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(ii)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.22 in respect of Facility LCs shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such Property as may otherwise be provided for herein.
(iii)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce an LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.22(d) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the

Administrative Agent and the applicable LC Issuers that there exists excess Cash Collateral; provided that, subject to this Section 2.22 the Person providing Cash Collateral and the applicable LC Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
(e)    Borrower’s Rights. Without limitation of the foregoing, Borrower shall have such rights and remedies against a Defaulting Lender as are available at law or in equity.
2.23.    [Reserved].
2.24.    Increase Option. The Borrower may from time to time elect to increase the Commitments, in each case in integral multiples of $5,000,000 (but not less than $25,000,000) or such lower amount as the Borrower and the Administrative Agent agree upon, so long as, after giving effect thereto, the aggregate amount of the Commitments does not exceed $1,400,000,000. The Borrower may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities that are Eligible Assignees (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Commitments, or provide new Commitments, as the case may be; provided that (i) each Augmenting Lender shall be subject to the approval of the Borrower and the Administrative Agent, in each case not to be unreasonably withheld, and shall be either a Qualified Bank or approved by each LC Issuer, such approval not to be unreasonably withheld, and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit G hereto, and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit H hereto. No consent of any Lender (other than the Lenders participating in the increase) shall be required for any increase in Commitments pursuant to this Section 2.24. Increases and new Commitments created pursuant to this Section 2.24 shall become effective on the date agreed by the Borrower and the relevant Increasing Lenders or Augmenting Lenders and upon reasonable prior written notice to the Administrative Agent, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) shall become effective under this paragraph unless, (1) on the proposed date of the effectiveness of such increase, the conditions set forth in paragraphs (a) and (b) of Section 4.2 shall be satisfied (or waived by the Required Lenders) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Borrower and (2) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase, as well as such documents as the Administrative Agent may reasonably request (including, without limitation, customary opinions of counsel and affirmations of Loan Documents). On the effective date of any increase in the Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Pro Rata Share of such outstanding Revolving Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the

Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.8). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term SOFR Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 3.4 if the deemed payment occurs other than on the last day of the related Interest Periods. Nothing contained in this Section 2.24 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.
2.25.    Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.25 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.25 shall survive the termination of this Agreement.
ARTICLE III

YIELD PROTECTION; TAXES
3.1.    Yield Protection. If, after the date of this Agreement, there occurs any adoption of or change in any law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof by any Governmental or quasi-Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, including, notwithstanding the foregoing, all requests, rules, guidelines or directives (x) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, in each case of clauses (x) and (y), regardless of the date enacted (subject to Section 3.7 below), adopted, issued, promulgated or implemented, or compliance by any Lender or applicable Lending Installation or any LC Issuer or other Recipient with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (any of the foregoing, a “Change in Law”) which:
(a)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(b)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Term SOFR Rate or the Daily Simple SOFR Rate) or any LC Issuer, or
(c)    impose on any Lender or any LC Issuer or any applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Facility LC or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender, such LC Issuer, or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such LC Issuer or such other Recipient of participating in, issuing or maintaining any Facility LC (or of maintaining its obligation to participate in or to issue any Facility LC), or to reduce the amount of any sum received or receivable by such Lender, LC Issuer or other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, LC Issuer or other Recipient, the Borrower will pay to such Lender, LC Issuer or other Recipient, as the case may be, within fifteen (15) days after demand by such Person, such additional amount or amounts as will compensate such Lender, LC Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
3.2.    Changes in Capital Adequacy Regulations. If a Lender or LC Issuer determines that the amount of capital or liquidity required or expected to be maintained by such Lender or LC Issuer, any Lending Installation of such Lender or LC Issuer, or any corporation or holding company controlling such Lender or LC Issuer is increased as a result of (i) a Change in Law or (ii) any change after the date of this Agreement in the Risk-Based Capital Guidelines, then, within fifteen (15) days after demand by such Lender or LC Issuer, the Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender or LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or LC Issuer’s policies as to capital adequacy or liquidity), in each case that is attributable to such Change in Law or change in the Risk-Based Capital Guidelines, as applicable.
3.3.    Availability of Types of Advances; Adequacy of Interest Rate; Benchmark Replacement.
(a)    Availability of SOFR Advances. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, but subject to Section 3.3(b), if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent that the Required Lenders have determined, that:
(i)    for any reason in connection with any request for a SOFR Rate Loan or a conversion or continuation thereof that the applicable SOFR Rate for any requested Interest Period (if applicable) with respect to a proposed SOFR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loans, or

(ii)    the interest rate applicable to any SOFR Rate Loan for any requested Interest Period (if applicable) is not ascertainable or available (including, without limitation, because the applicable Screen (or on any successor or substitute page on such screen) is unavailable) and such inability to ascertain or unavailability is not expected to be permanent, then the Administrative Agent shall suspend the availability of the affected SOFR Rate Loans and require any affected SOFR Rate Loans to be repaid or converted to Base Rate Loans (at the end of the current Interest Period applicable thereto in the case of Term SOFR Rate Loans, if not repaid prior to the end of such Interest Period), subject to the payment of any funding indemnification amounts required by Section 3.4.
(b)    Benchmark Replacement.
(i)    Benchmark Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(ii)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.3(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.3(b).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Screen Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove any tenor of such Benchmark that is unavailable or non-representative for any Benchmark settings and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon notice to the Borrower by the Administrative Agent in accordance with Section 13.1 of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with Section 3.3(b), the Borrower may revoke any request for a Term SOFR Advance or Daily Simple SOFR Advance, or any request for the conversion or continuation of a Term SOFR Advance or Daily Simple SOFR Advance to be made, converted or continued during any Benchmark Unavailability Period, as applicable, and, failing that, the Borrower will be deemed to have converted any such request into a request for a Base Rate Advance or conversion to a Base Rate Advance. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

3.4.    Funding Indemnification. If (a) any payment of a Term SOFR Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, (b) a Term SOFR Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, (c) a Term SOFR Loan is converted other than on the last day of the Interest Period applicable thereto, (d) the Borrower fails to borrow, convert, continue or prepay any Term SOFR Advance on the date specified in any notice delivered pursuant hereto, or (e) any Term SOFR Advance is assigned other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, the Borrower will indemnify each Lender for such Lender’s costs, expenses and Interest Differential (as determined by such Lender) incurred as a result of such event. The term “Interest Differential” shall mean that sum equal to the greater of zero or the financial loss incurred by the Lender resulting from such event, calculated as the difference between the amount of interest such Lender would have earned (from the investments in money markets as of the Borrowing Date of such Advance) had such event not occurred and the interest such Lender will actually earn (from like investments in money markets as of the date of prepayment) as a result of the redeployment of funds from such event. Because of the short-term nature of this facility, the Borrower agrees that Interest Differential shall not be discounted to its present value.
The Borrower hereby acknowledges that the Borrower shall be required to pay Interest Differential with respect to any portion of the principal balance accelerated or paid before the end of the Interest Period for such Term SOFR Advance, whether voluntarily, involuntarily, or otherwise, including without limitation any principal payment required upon maturity when the Borrower has elected an Interest Period that extends beyond the scheduled maturity date of such Loan and any principal payment required following default, demand for payment, acceleration, collection proceedings, foreclosure, sale or other disposition of collateral, bankruptcy or other insolvency proceedings, eminent domain, condemnation, application of insurance proceeds, or otherwise. Such Interest Differential shall at all times be an Obligation as well as an undertaking by the Borrower to the Lenders whether arising out of a voluntary or mandatory prepayment.
A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.4 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
3.5.    Taxes.
(a)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    The Loan Parties shall indemnify each Recipient, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or LC Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or LC Issuer, shall be conclusive absent manifest error.
(d)    Each Lender shall severally indemnify the Administrative Agent, within fifteen (15) days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.5, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Non-U.S. Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)    to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS

Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.
(C)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    For purposes of Section 3.5(d) and (f), the term “Lender” includes each LC Issuer.
(j)    For purposes of determining withholding Taxes imposed under FATCA, the Borrower, the other Loan Parties and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans and the Facility LCs as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
3.6.    Selection of Lending Installation; Mitigation Obligations; Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Term SOFR Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Term SOFR Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Term SOFR Loan shall be calculated as though each Lender funded its Term SOFR Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Term SOFR Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be due within ten (10) days after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4, 3.5 and 3.7 shall survive payment of the Obligations and termination of this Agreement.
3.7.    Cutoff. Failure or delay on the part of the Administrative Agent or any Lender, Lending Installation, or LC Issuer to demand compensation pursuant to Section 3.1 or 3.2 shall not constitute a waiver of such Person’s right to demand such compensation; provided that Borrower shall not be required to compensate any such Person for any increased costs or reductions incurred more than 180 days prior to the date that such Person notifies Borrower of the event giving rise to such increased costs or reductions and of such Person’s intention to claim compensation therefor; provided further that, if the event giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
3.8.    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, or fund Loans or charge interest with respect to any SOFR Rate Loan, or to determine or charge interest rates based upon a SOFR Rate, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make, maintain, fund or charge interest with respect to any such SOFR Rate Loan or to make or continue such SOFR Rate Loans or to convert Base Rate Loans to such SOFR Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the component of the Base Rate based on a SOFR Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the component of the Alternate Base Rate based on a SOFR Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert each affected Loan of such Lender to a Base Rate Loan (the interest rate on which Base Rate Loan shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the component of the Alternate Base Rate based on a SOFR Rate), on the Monthly Payment Date therefor in the case of a Daily Simple SOFR Loan, or on the last day of the Interest Period therefor in the case of a Term SOFR Loan, if such Lender can lawfully continue to maintain such SOFR Rate Loan to such day, or immediately, if such Lender cannot lawfully continue to maintain such SOFR Rate Loan to such day, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon a SOFR Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the component of the Alternate Base Rate based upon such SOFR Rate until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon such SOFR Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.4.
ARTICLE IV

CONDITIONS PRECEDENT
4.1.    Initial Credit Extension. The Lenders shall not be required to make the initial Credit Extension hereunder unless each of the following conditions is satisfied:
(a)    The Administrative Agent shall have received executed counterparts of each of this Agreement and the Guaranty.

(b)    The Administrative Agent shall have received a certificate, signed by the chief financial officer of the Borrower, stating that on the date of the initial Credit Extension (1) no Default or Event of Default has occurred and is continuing and (2) the representations and warranties contained in Article V are true and correct in all material respects (except to the extent already qualified by materiality, in which case said representations and warranties shall be true and correct in all respects) as of such date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (except to the extent already qualified by materiality, in which case said representations and warranties shall have been true and correct in all respects) on and as of such earlier date.
(c)    The Administrative Agent shall have received written opinions of counsel to the Loan Parties, addressed to the Lenders, in the form of Exhibit A.
(d)    The Administrative Agent shall have received any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.
(e)    The Administrative Agent shall have received such documents and certificates relating to the organization, existence and good standing of the Borrower and each initial Guarantor, the authorization of the transactions contemplated hereby and any other legal matters relating to the Borrower and such Guarantors, the Loan Documents or the transactions contemplated hereby, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit I.
(f)    If the initial Credit Extension will be the issuance of a Facility LC, the applicable LC Issuer shall have received a properly completed Facility LC application.
(g)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(h)    There shall not have occurred a material adverse change (x) in the business, Property, liabilities (actual and contingent), operations or condition (financial or otherwise), results of operations, or prospects of the Borrower and the Guarantors taken as a whole, since December 31, 2023 or (y) in the facts and information regarding such entities as represented by such entities to date.
(i)    The Administrative Agent shall have received evidence of all governmental, equity holder and third party consents and approvals (if any) necessary in connection with the contemplated financing and all applicable waiting periods shall have expired without any action being taken by any authority that would be reasonably likely to restrain, prevent or impose any material adverse conditions on the Borrower and the Guarantors, taken as a whole, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could have such effect.
(j)    No action, suit, investigation or proceeding is pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to result in a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.
(k)    The Administrative Agent shall have received: (i) pro forma financial statements giving effect to the initial Credit Extensions contemplated hereby and the other transactions, if any, being consummated contemporaneously therewith, (ii) such information as the Administrative Agent may reasonably request to confirm the tax, legal, and business assumptions made in such pro forma financial statements, (iii) unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2024, and (iv) audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2023.
(l)    The Administrative Agent shall have received evidence satisfactory to it that the Credit Agreement dated as of December 13, 2013, among the Borrower, the financial institutions party thereto as lenders, U.S. Bank and Citibank, N.A., as Co-Administrative Agents, and U.S. Bank, as Designated Agent, has been terminated and cancelled and all Indebtedness thereunder has been, or will be substantially concurrently with the making of the initial Loans hereunder, fully repaid.
(m)    Upon the reasonable request of any Lender made at least 10 days before the Effective Date, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering Laws, including the PATRIOT Act, in each case at least five days before the Effective Date.
(n)    At least five days before the Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered a Beneficial Ownership Certification in relation to the Borrower.
4.2.    Each Credit Extension. The Lenders shall not be required to make any Credit Extension unless on the applicable Borrowing Date:
(a)    There exists no Default or Event of Default, nor would a Default or Event of Default result from such Credit Extension.
(b)    The representations and warranties contained in Article V are true and correct in all material respects (except to the extent already qualified by materiality, in which case said representations and warranties are true and correct in all respects) as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (except to the extent already qualified by materiality, in which case said representations and warranties are true and correct in all respects) on and as of such earlier date.
(c)    The Administrative Agent and, if applicable, the applicable LC Issuer shall have received a Borrowing Notice or Facility LC application in accordance with the requirements hereof.

Each Borrowing Notice or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
5.1.    Existence and Standing. Each of the Borrower and Guarantors is a corporation or (in the case of Guarantors only) partnership or limited liability company duly and properly incorporated or formed, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted (except to the extent that a failure to maintain such existence (solely in the case of the Guarantors), good standing or authority would not reasonably be expected to have and does not have a Material Adverse Effect).
5.2.    Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity. Each Guarantor has the corporate, limited liability company or limited partnership (as applicable) power and authority to execute and deliver the Guaranty delivered by it and to perform its obligations thereunder. The execution and delivery by each Guarantor of such Guaranty and the performance of its obligations thereunder have been duly authorized, and each Guaranty constitutes the legal, valid and binding obligations of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.
5.3.    No Conflict; Government Consent. Neither the execution and delivery by the Borrower or any Guarantor of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate in any material respect (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any Guarantor or (ii) the Borrower’s or any Guarantor’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any Guarantor is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or any Guarantor pursuant to the terms of any such indenture, instrument or agreement.

No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any Guarantor, is required to be obtained by the Borrower or any Guarantor in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower or any Guarantor of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
5.4.    Financial Statements. The December 31, 2023 audited consolidated financial statements of the Borrower and its Subsidiaries, and their unaudited financial statements dated as of September 30, 2024, heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present, in all material respects, the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended, subject to (in the case of such unaudited financial statements) final audit adjustments.
5.5.    Material Adverse Change. Since the date of the most recent audited financial statements of the Borrower delivered to the Administrative Agent, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and the Guarantors which could reasonably be expected to have a Material Adverse Effect.
5.6.    Taxes. The Borrower and Guarantors have filed all United States federal and state income Tax returns and all other material Tax returns which are required to be filed by them and have paid all United States federal and state income Taxes and all other material Taxes due from the Borrower and Guarantors pursuant to such returns or pursuant to any assessment received by the Borrower or any Guarantor, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No Tax Liens have been filed and no claims are being asserted with respect to any such Taxes that have had or would reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and the Guarantors in respect of any Taxes or other governmental charges are adequate.
5.7.    Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any Senior Officer, threatened against or affecting the Borrower or any Guarantor which would reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to such litigation, arbitration or proceedings which would not reasonably be expected to have a Material Adverse Effect, the Borrower has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.
5.8.    Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the Effective Date, setting forth their respective jurisdictions of organization, the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries and whether such Subsidiary is a Significant Homebuilding Subsidiary. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and validly issued and are fully paid and non-assessable. The Guarantors include all of the Significant Homebuilding Subsidiaries.
5.9.    ERISA. With respect to each Plan, the Borrower and all ERISA Affiliates have paid all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code and could not reasonably be subject to a lien under Section 430(k) of the Code, Section 303(k) of ERISA or Title IV of ERISA. Neither the Borrower nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.
5.10.    Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Guarantors (taken as a whole) to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents (taken as a whole) contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements (taken as a whole) contained therein not misleading at the time the statements are furnished or dated.
5.11.    Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.
5.12.    Material Agreements. Neither the Borrower nor any Guarantor is a party to any agreement or instrument or subject to any charter or other corporate, limited liability company or partnership restriction which would reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Guarantor is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness, which default would reasonably be expected to have a Material Adverse Effect.
5.13.    Compliance With Laws. The Borrower and the Guarantors are in compliance with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, the violation of which would reasonably be expected to have a Material Adverse Effect.
5.14.    Ownership of Properties. On the date of this Agreement, the Borrower and the Guarantors will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Subsidiaries (except to the extent that (i) they may have been disposed of in a manner permitted by Section 6.13(a) or (ii) the failure to have such title has not had and would not reasonably be expected to have a Material Adverse Effect).
5.15.    Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA,

of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code) which is subject to Section 4975 of the Code, and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
5.16.    Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded its Property and operations and those of its Subsidiaries are in material compliance with applicable Environmental Laws and that none of the Borrower or any of its Subsidiaries is subject to any liability under Environmental Laws that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its Property and/or operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Material, which non-compliance or remedial action would reasonably be expected to have a Material Adverse Effect.
5.17.    Investment Company Act. Neither the Borrower nor any Guarantor is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.18.    Insurance. The Borrower maintains, and has caused each Guarantor to maintain, with financially sound and reputable insurance companies insurance on all their Property, liability insurance and environmental insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such Properties and risks as is consistent with sound business practice.
5.19.    Subordinated Indebtedness. As of the date of this Agreement, neither the Borrower nor any Guarantor has any Subordinated Indebtedness.
5.20.    Solvency.
(a)    Immediately after the consummation of the transactions to occur on the Effective Date and immediately following the making of each Credit Extension, if any, made on the Effective Date and after giving effect to the application of the proceeds of such Credit Extensions, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become due and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become due and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the Effective Date.
(b)    The Borrower does not intend to, or to permit any of its Guarantors to, and does not believe that it or any of its Guarantors will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Guarantor and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Guarantor.
5.21.    No Default. No Default or Event of Default has occurred and is continuing.
5.22.    Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws; Affected Financial Institution.
(a)    The Borrower, its Subsidiaries and their respective officers, employees, directors and agents are in compliance with Anti-Corruption Laws and all applicable Sanctions in all material respects. The Borrower and its Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions. None of the Borrower, any of its Subsidiaries or any director, officer, employee, agent, or affiliate of the Borrower or any of its Subsidiaries is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (a) the target of any Sanctions or (b) located, organized or resident in a country or territory that is the subject of Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Kherson and Zaporizhzhia regions of Ukraine).
(b)    Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Borrower and its Subsidiaries are in compliance in all material respects with the PATRIOT Act.
(c)    No Loan Party is an Affected Financial Institution.
ARTICLE VI

COVENANTS
During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
6.1.    Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent and the Lenders:

(a)    Within 100 days after the close of each of its fiscal years, an audit report, which report shall not be subject to any “going concern” qualification or qualification as to the scope of such audit report, certified by one of the “Big Four” accounting firms or other nationally recognized independent certified public accountants reasonably acceptable to the Lenders, prepared in accordance with GAAP on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and stockholders’ equity statement, and a statement of cash flows, accompanied by any management letter prepared by said accountants.
(b)    Within 60 days after the close of the first three (3) quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and stockholders’ equity statement and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer or other Authorized Officer.
(c)    Together with the financial statements required under Sections 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer or other Authorized Officer showing the calculations necessary to determine compliance with this Agreement (including Sections 6.19(a) through (c)) and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.
(d)    By the forty-fifth (45th) day of each fiscal quarter of each fiscal year (and without regard to whether the Borrower has a Leverage Ratio in excess of 55%), a Borrowing Base Certificate of an Authorized Officer of the Borrower, with respect to the Inventory Valuation Date occurring on the last day of the immediately preceding fiscal quarter.
(e)    Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.
(f)    Promptly upon the filing thereof, copies of all registration statements (except Form S-8) and annual, quarterly, or other periodic reports, with the exception of exhibits (unless otherwise requested by the Administrative Agent), which the Borrower or any of its Subsidiaries files with the U.S. Securities and Exchange Commission.
(g)    Such other information (including additional financial information (such as, by way of example and without limitation, the plan and forecast for the next fiscal year and a projected consolidated and consolidating balance sheet, income statement and statement of cash flows of the Borrower for the next fiscal year), and reasonably related non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.
(h)    On or promptly after any time at which the Borrower or any Subsidiary becomes subject to the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in form and substance reasonably acceptable to the Administrative Agent.

(i)    Such other information reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering Laws.
Any financial statement required to be furnished pursuant to Section 6.1(a) or Section 6.1(b) or any document required to be delivered pursuant to Section 6.1(e) or Section 6.1(f) shall be deemed to have been furnished on the date on which the Lenders receive notice that the Borrower has filed such financial statement with the U.S. Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent and the Lenders without charge; provided that the Borrower shall give notice of any such filing to the Administrative Agent (who shall then give notice of any such filing to the Lenders). Notwithstanding the foregoing, the Borrower shall deliver paper or electronic copies of any such financial statement to the Administrative Agent if the Administrative Agent requests the Borrower to furnish such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by the Administrative Agent. If any information which is required to be furnished to the Lenders under this Section 6.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders at such earlier date.
6.2.    Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U). The Borrower will not request any Loan or Facility LC, and the Borrower shall not, and the Borrower shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not, use, lend, contribute or otherwise make available to any subsidiary, joint venture partner or other Person, the proceeds of any Loan or Facility LC (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (b)(i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Facility LCs, whether as Administrative Agent, Arranger, LC Issuer, Lender, underwriter, advisor, investor, or otherwise).
6.3.    Notice of Material Events. The Borrower will, and will cause each Guarantor to, give notice in writing to the Administrative Agent and each Lender, promptly and in any event within ten (10) days after a Senior Officer of the Borrower obtains knowledge thereof, of the occurrence of any of the following:
(a)    any Default or Event of Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including pursuant to any applicable Environmental Laws) against or affecting the Borrower or any Guarantor that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions;

(c)    with respect to a Plan, (i) any failure to pay all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code or Section 303(j) of ERISA or (ii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard;
(d)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and
(e)    any other development, financial or otherwise, which would reasonably be expected to have a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of an officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
6.4.    Conduct of Business. Except as otherwise permitted under this Agreement, the Borrower will, and will cause each Guarantor to, carry on and conduct business in the same general manner and in substantially the same fields of enterprise as presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation, limited liability company or limited partnership (as applicable) in their respective jurisdictions of incorporation or formation and maintain all requisite authority to conduct business in each jurisdiction in which business is conducted, except where the failure to maintain such authority would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing contained herein shall prohibit the dissolution of any Guarantor as long as the Borrower or another Guarantor succeeds to the assets, liabilities and business of the dissolved Guarantor. Without limitation of the foregoing, the Borrower shall at all times engage principally in the Related Businesses.
6.5.    Taxes. The Borrower will, and will cause each Guarantor to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP, and which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
6.6.    Insurance. The Borrower will, and will cause each Guarantor to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to Administrative Agent upon request full information as to the insurance carried.
6.7.    Compliance with Laws and Material Contractual Obligations. The Borrower will, and will cause each Guarantor to, (i) comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, Anti-Corruption Laws and applicable Sanctions and (ii) perform its obligations under material agreements to which it is a party, except where the failure to perform such obligations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws.
6.8.    Maintenance of Properties. The Borrower and each Guarantor will do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, except to the extent that the failure to do so would not reasonably be expected to have and does not have a Material Adverse Effect.
6.9.    Books and Records; Inspection. The Borrower will, and will cause each of the Guarantors to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Guarantor to, permit the Administrative Agent and the Lenders, by their respective representatives and agents to inspect any of the Property, books and financial records of the Borrower and each Guarantor, to examine and make copies of the books of accounts and other financial records of the Borrower and each Guarantor, and to discuss the affairs, finances and accounts of the Borrower and each Guarantor with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate. At any time that a Default exists, such inspections and examinations shall be at Borrower’s expense.
6.10.    Payment of Obligations. The Borrower will, and will cause each Guarantor to, pay its obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) the Borrower or such Guarantor has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
6.11.    [Reserved].
6.12.    Merger. Neither the Borrower nor any Guarantor will merge or consolidate with or into any other Person, unless:
(i)    (A) any Guarantor is merging with any other Guarantor; (B) any Guarantor is merging with the Borrower, and the Borrower is the continuing corporation; (C) any Guarantor is merging with a Person that is not a Subsidiary of the Borrower and (x) if the Guarantor is not the continuing corporation, such transaction is in compliance with the provisions of Section 6.13(b) or (y) if the Guarantor is the continuing corporation, such transaction is a Permitted Acquisition; or (D) a Non-Guarantor Subsidiary is merging with the Borrower or any Guarantor, and the Borrower or a Guarantor, as applicable, is the continuing corporation; and
(ii)    no Event of Default shall exist or shall occur after giving effect to such transaction; and

(iii)    after giving effect to such transaction, the Borrower shall be in compliance with the Consolidated Tangible Net Worth Covenant and the Leverage Covenant; and
(iv)    the transaction is not otherwise prohibited under this Agreement.
6.13.    Sale of Assets.
(a)    Neither the Borrower nor any Guarantor will lease, sell or otherwise dispose of its Property, in a single transaction or a series of transactions, to any other Person (other than the Borrower or another Guarantor) except for (i) sales or leases in the ordinary course of business, (ii) leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and Guarantors previously leased, sold or disposed of (other than in the ordinary course of business) as permitted by this Section during the month in which any such lease, sale or other disposition occurs, do not constitute a Material Portion of the Property of the Borrower and Guarantors (taken as a whole) and (iii) transfers of assets by a Guarantor to another Guarantor (including any Subsidiary or Affiliate that becomes a Guarantor by executing and delivering a Guaranty to the Administrative Agent at the time at which such assets are transferred to such Subsidiary or Affiliate).
(b)    The Borrower shall not sell or transfer or cause to be sold or transferred (other than to the Borrower or another Guarantor), in a single transaction or a series of transactions (i) all or substantially all of the assets of any Guarantor or (ii) such securities or other ownership interests in a Guarantor as would result in such Guarantor ceasing to be a Subsidiary of the Borrower (whether by merger, consolidation, sale, assignment or otherwise) unless (A) any such transaction is (and, if it were the sale of all of the assets of such Guarantor, such transaction would be) in compliance with the provisions of Section 6.13(a) and (B) following such transaction and the release of such Guarantor provided for below, the Borrower would be in compliance with its obligations under this Agreement. Upon not less than 30 days’ prior written request from the Borrower, accompanied by a certificate of the Borrower certifying as to the foregoing, Administrative Agent shall deliver, at the time of the consummation of such transaction, a release of such Guarantor from its obligations under the Guaranty, and such entity shall cease to be a Guarantor hereunder.
(c)    For purposes of this Section 6.13, “Material Portion” means, with respect to the Property of the Borrower and Guarantors (taken as a whole), Property which represents more than 25% of the book value of all assets of the Borrower and Guarantors (taken as a whole). If a Material Portion of the Property of the Borrower and Guarantors (taken as a whole) is leased, sold or disposed of in violation of this Section 6.13, the Borrower shall pay to the Administrative Agent for the benefit of Lenders at the time of such lease, sale or disposal, all amounts owed by the Borrower pursuant to Section 2.2, taking into account the effect of such lease, sale or disposal.
6.14.    Investments and Acquisitions. Neither the Borrower nor any Guarantor will make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(i)    Investments in Cash Equivalents and/or Marketable Securities.
(ii)    Loans or advances made to officers, directors or employees of the Borrower or any Guarantor or any Subsidiary.
(iii)    Carryback loans made in the ordinary course of business in conjunction with the sale of Property of the Borrower or such Guarantor.
(iv)    Investments in interests in issuances of collateralized mortgage obligations, mortgages, mortgage loan servicing or other mortgage related assets.
(v)    Investments in contract rights granted by, entitlements granted by, interests in securities issued by, or tangible assets of, political subdivisions or enterprises thereof related to the home building or real estate operations of the Borrower or any Guarantor or any Subsidiary, including without limitation Investments in special districts.
(vi)    Investments in existing Subsidiaries (subject, in the case of Non-Guarantor Subsidiaries, to the provisions of Section 6.14(vii)) and other Investments in existence on the date hereof.
(vii)    Investments in (A) Non-Guarantor Subsidiaries or (B) other Persons whose primary business is not a Related Business, in an amount (in the aggregate for both clause (A) and clause (B)) outstanding at any one time not to exceed 30% of Adjusted Consolidated Tangible Net Worth; provided that retained earnings of such Non-Guarantor Subsidiaries and Persons described in clause (B) shall not be deemed part of such Investment.
(viii)    Permitted Acquisitions.
(ix)    The creation of new Subsidiaries engaged primarily in a Related Business (or the purpose of which is principally to preserve the use of a name in which such business is conducted), subject to the limitations contained in Section 6.14(vii).
(x)    Stock, obligations or securities received in satisfaction of debts owing to the Borrower or any Guarantor in the ordinary course of business.
(xi)    Pledges or deposits in cash by the Borrower or a Guarantor to support surety bonds, performance bonds or guarantees of completion in the ordinary course of business.
(xii)    Loans representing intercompany Indebtedness between the Borrower, any Guarantor and/or any Subsidiary, subject to the limitations contained in Section 6.14(vii).
(xiii)    Investments pursuant to the Borrower’s or a Guarantor’s employment compensation plans or agreements.

(xiv)    Payments on account of the purchase, redemption or other acquisition or retirement for value, or any payment in respect of any amendment (in anticipation of or in connection with any such retirement, acquisition or defeasance) in whole or in part, of any shares of capital stock or other securities of the Borrower, but only to the extent the same is permitted under the Indenture.
(xv)    Investments, in addition to those enumerated above in this Section 6.14, in an aggregate amount outstanding at any time not to exceed $25,000,000.
6.15.    Liens. Neither the Borrower nor any Guarantor will create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any Guarantor, except:
(i)    Permitted Liens.
(ii)    [Reserved].
(iii)    Purchase-money Liens on any Property hereafter acquired or the assumption of any Lien on Property existing at the time of such acquisition (and not created in contemplation of such acquisition), or a Lien incurred in connection with any conditional sale or other title retention or a Capitalized Lease; provided that:
(A)    Any Property subject to any of the foregoing is acquired by the Borrower or any Guarantor in the ordinary course of its respective business and the Lien on any such Property attaches to such asset concurrently or within ninety (90) days after the acquisition thereof;
(B)    Each Lien shall attach only to the Property so acquired.
(iv)    Liens existing on the date hereof (and not otherwise permitted under this Section 6.15) and described in Schedule 6.15 hereto and Liens securing Refinancing Indebtedness with respect thereto, but only to the extent such Liens encumber the same collateral in whole or in part as the previous Liens securing the Indebtedness being refunded, refinanced or extended.
(v)    Liens incurred in the ordinary course of business not otherwise permitted by this covenant; provided that the aggregate amount of Indebtedness secured by such Liens outstanding at any time shall not exceed $60,000,000.
(vi)    Judgments and similar Liens arising in connection with court proceedings; provided the execution or enforcement thereof is stayed and the claim is being contested in good faith, with adequate reserves therefor being maintained by the Borrower or such Guarantor in accordance with GAAP.
(vii)    Liens securing Non-Recourse Indebtedness of the Borrower or any Guarantor, where the amount of such Indebtedness is greater than fifty percent (50%) of the fair market value of the Property encumbered by the Liens.

(viii)    Liens existing with respect to Indebtedness of a Person acquired in an Acquisition permitted by this Agreement.
(ix)    Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.
(x)    Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts, utility services and other obligations of like nature in each case incurred in the ordinary course of business.
(xi)    Leases or subleases granted to others not materially interfering with the ordinary course of business of the Borrower or any Guarantor.
(xii)    Any interest in or title of a lessor to property subject to any Capitalized Lease Obligations.
(xiii)    Liens in favor of the trustee named therein arising under the Indenture and liens for trustee’s fees and similar costs under any Refinancing Indebtedness of the Senior Notes.
(xiv)    Any option, contract or other agreement to sell or purchase an asset or participate in the income or revenue derived therefrom.
(xv)    Any legal right of, or right granted in good faith to, a lender or lenders to which the Borrower or a Guarantor may be indebted to offset against, or appropriate and apply to the payment of, such Indebtedness any and all balances, credits, deposits, accounts, or monies of the Borrower or a Guarantor with or held by such lender or lenders.
(xvi)    Any pledge or deposit of cash or property by the Borrower or any Guarantor in conjunction with obtaining surety and performance bonds and Facility LCs required to engage in constructing on-site and off-site improvements or as otherwise required by political subdivisions or other governmental authorities in the ordinary course of business.
(xvii)    Liens incurred in the ordinary course of business as security for the Borrower’s or any Guarantor’s obligations with respect to indemnification in favor of title insurance providers.
(xviii)    Facility LCs, bonds or other assets pledged to secure insurance in the ordinary course of business.
(xix)    Liens on assets securing warehouse lines of credit and repurchase agreements and other credit facilities to finance the operations of the Borrower’s mortgage lending Subsidiaries, insurance subsidiaries and/or financial asset management Subsidiaries and Liens related to issuances of CMOs and mortgage-related securities, so long as such assets are owned by such mortgage lending Subsidiaries and financial asset Subsidiaries.
(xx)    Liens on real property that is not related to Housing Units or Land Under Development and that is owned by the Borrower or a Guarantor, which Liens secure Indebtedness of the Borrower or such Guarantor; provided (A) each such Lien attaches only to such real property and (B) the obligation secured by such Lien is limited to such Indebtedness.
Notwithstanding anything herein to the contrary, neither the Borrower nor any Guarantor will, create, incur, or suffer to exist any Lien in, of or on the capital stock of any Guarantor.
6.16.    Affiliates. Neither the Borrower nor any Guarantor will enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than a Subsidiary) except (i) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Guarantor’s business and upon fair and reasonable terms no less favorable to the Borrower or such Guarantor than the Borrower or such Guarantor would obtain in a comparable arms-length transaction, (ii) Investments permitted under Section 6.14, (iii) pursuant to employment compensation plans and agreements, and (iv) with officers, directors and employees of the Borrower or any Subsidiary so long as the same are duly authorized pursuant to the articles of incorporation or bylaws (or procedures conducted in accordance therewith) of such Guarantor or the Borrower.
6.17.    Modification of Certain Indebtedness. Neither the Borrower nor any Guarantor will make any amendment or modification to the subordination provisions of any indenture, note or other agreement evidencing or governing (i) as to the Borrower, any Subordinated Indebtedness, and (ii) as to any Guarantor, Indebtedness that has been subordinated to such Guarantor’s obligations under the Guaranty.
6.18.    Restricted Payments; Repurchase of Stock. The Borrower will not, directly or indirectly, declare, make or pay, or incur any liability to make or pay, or cause or permit to be declared, made or paid, any Restricted Payment, or purchase, or incur any obligation to purchase, any capital stock of the Borrower if, prior to or after giving effect to the declaration and payment of any Restricted Payment or purchase of such stock, there shall exist any Event of Default under this Agreement or any violation of the Consolidated Tangible Net Worth Covenant or Leverage Covenant (in each case determined on a pro forma basis giving effect to such Restricted Payment).
6.19.    Financial Covenants and Tests.
(a)    Leverage Covenant. The Borrower shall not permit the Leverage Ratio, determined as of the last day of each fiscal quarter of the Borrower, to exceed 60% (the “Leverage Covenant”).
(b)    Interest Coverage Covenant. The Borrower shall not permit the Interest Coverage Ratio, determined as of the last day of each fiscal quarter of the Borrower, to be less than 1.50 to 1.00.

(c)    Consolidated Tangible Net Worth Covenant. The Borrower will maintain Consolidated Tangible Net Worth, determined as of the last day of each fiscal quarter of the Borrower, of not less than (i) $2,000,000,000 plus (ii) 50% of the cumulative Consolidated Net Income for each fiscal quarter commencing after June 30, 2024 (excluding any quarter in which there is a loss but applying Consolidated Net Income thereafter first to such loss before determining 50% of such amount for purposes of this calculation) plus (iii) 50% of the aggregate proceeds received by the Borrower (net of reasonable fees and expenses) in connection with any offering of stock or equity in each fiscal quarter after June 30, 2024 (the “Consolidated Tangible Net Worth Covenant”).
6.20.    Guaranty.
(a)    Guaranty by Significant Homebuilding Subsidiaries. If during any fiscal quarter any Person becomes a Significant Homebuilding Subsidiary, then not later than the date of the delivery of the financial statements required to be delivered pursuant to Section 6.1(a) or 6.1(b), as applicable, with respect to such fiscal quarter (or such later date as agreed by the Administrative Agent in its sole discretion), the Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Significant Homebuilding Subsidiary and shall cause each such Subsidiary to deliver to the Administrative Agent a joinder to the Guaranty (in the form contemplated thereby) pursuant to which such Significant Homebuilding Subsidiary agrees to be bound by the terms and provisions thereof, each such Guaranty joinder to be accompanied by an updated Schedule 5.8 hereto designating such Significant Homebuilding Subsidiary as such, appropriate corporate or limited liability company resolutions, other corporate or limited liability company documentation and legal opinions, in each case in form and substance reasonably satisfactory to the Administrative Agent and its counsel, and such other documentation as the Administrative Agent may reasonably request.
(b)    Release of Guarantor. The Administrative Agent is authorized to and shall release and discharge from the Guaranty any Guarantor requested in writing by the Borrower; provided that:
(i)    no Default or Event of Default exists or would result from release of such Guarantor;
(ii)    the Guarantor being released has a net worth of less than $5,000,000; and
(iii)    the Guarantor is released from its guarantee(s) under all other Indebtedness ranking pari passu with the Obligations (other than by reason of payment under such guarantees);
provided further that, in each such case, the Borrower has delivered to the Administrative Agent a certificate of an Authorized Officer and an opinion of counsel, each stating that all conditions precedent provided for in this Section have been complied with and that such release is authorized and permitted under the Agreement.

6.21.    Negative Pledge. Neither the Borrower nor any Guarantor will directly or indirectly enter into any agreement (other than (A) this Agreement, (B) the Indenture and any indenture or similar agreement executed in connection with any Refinancing Indebtedness of the Senior Notes and (C) any indenture or similar agreement executed in connection with any Public Indebtedness) with any Person that prohibits or restricts or limits the ability of the Borrower or Guarantors to create, incur, pledge or suffer to exist any Lien in favor of Lenders granted pursuant to the terms of this Agreement upon any real property assets of the Borrower or any Guarantor; provided, however, that those agreements creating Liens permitted under Sections 6.15(iii), (iv), (vii), (viii), (xix) and (xx) may prohibit, restrict or limit other Liens on those assets encumbered by the Liens created by such agreements.
6.22.    PATRIOT Act Compliance. The Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Designated Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.
ARTICLE VII

DEFAULTS
The occurrence of any one or more of the following events shall constitute an Event of Default (each, an “Event of Default”):
7.1.    Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Guarantors to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date made or confirmed.
7.2.    Nonpayment of (i) principal of any Loan when due or (ii) any Reimbursement Obligation, interest upon any Loan, any Commitment Fee or LC Fee within five (5) days of written notice (which may include the invoice therefor) from Administrative Agent or the applicable LC Issuer or Lender and (iii), or any other obligation under any of the Loan Documents within five (5) days after written notice (which may include the invoice therefor) from Administrative Agent that the same is due.
7.3.    The breach of any of the covenants set forth in Sections 6.2, 6.3(a), 6.12, 6.13, 6.14, 6.15, 6.16, 6.18, 6.19, 6.20, 6.21 or 6.22.
7.4.    The breach by the Borrower (other than a breach which constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after the earlier of (i) any Senior Officer becoming aware of any such breach and (ii) the Administrative Agent notifying the Borrower of any such breach.
7.5.    Failure of the Borrower or any Guarantor to pay when due any payment of principal or interest or any other material amount in respect of any Material Indebtedness within fifteen (15) days (or such greater applicable grace period as is provided in the applicable Material

Indebtedness Agreement) of the date when due; or the default by the Borrower or any Guarantor in the performance (beyond the greater of thirty (30) days or the applicable grace period with respect thereto, if any, provided in such Material Indebtedness) of any material term, provision or condition contained in any Material Indebtedness Agreement if the effect of which default is to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause ten percent (10%) or more of such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or ten percent (10%) or more of the Material Indebtedness of the Borrower or any Guarantor shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any Guarantor shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due.
7.6.    The Borrower or any Guarantor shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate, limited liability company or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.
7.7.    Without the application, approval or consent of the Borrower or any Guarantor, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Guarantor or any Substantial Portion of their Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any Guarantor and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.
7.8.    Any court, government or Governmental Authority shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and the Guarantors which, when taken together with all other Property of the Borrower and the Guarantors so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.
7.9.    The Borrower or any Guarantor shall fail within thirty (30) days to pay, obtain a stay with respect to, or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $40,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Guarantor to enforce any such judgment.
7.10.    (a) With respect to a Plan, the Borrower or an ERISA Affiliate is subject to a lien in excess of $10,000,000 pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or Title IV of ERISA, or (b) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.
7.11.    Any Change in Control shall occur.
7.12.    The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement or other than a breach which constitutes an Event of Default under another Section of this Article VII), which default or breach continues beyond (A) thirty (30) days after the earlier of (i) any Senior Officer becoming aware of any such breach and (ii) the Administrative Agent notifying the Borrower of any such breach or, (B) if greater, any period of grace provided in such Loan Document.
7.13.    Any Loan Document shall fail to remain in full force or effect or any action shall be taken by any Guarantor to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.
7.14.    No Defaults. The occurrence of any of the following events shall specifically not be an Event of Default or a Default under this Agreement:
(a)    If any Guarantor shall apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or for a Significant Amount of its Property, or if a receiver, custodian, trustee, examiner, liquidator or similar official shall be appointed for any Guarantor without its application, approval or consent for it or for a Significant Amount of its Property; provided, however, that upon the occurrence and during the continuation of the foregoing, all Property of such Guarantor shall be automatically excluded from the Borrowing Base; and provided further, that upon any such appointment for any Property of any Guarantor that is not a Significant Amount of its Property (which appointment shall not be an Event of Default or a Default under this Agreement), such Property shall be automatically excluded from the Borrowing Base. “Significant Amount” means, with respect to the Property of such Guarantor and its Subsidiaries, taken as a whole, Property that (i) has a value in excess of $3,000,000 or (ii) represents more than 10% of the book value of the assets of such Guarantor as would be shown on the financial statements of such Guarantor as of the beginning of the fiscal quarter in which such determination is made, all as determined in accordance with Agreement Accounting Principles.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1.    Acceleration; Remedies. (a) If any Event of Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs shall automatically terminate and the Obligations under this Agreement and the other Loan Documents shall immediately become due and payable without any election or action on the part of the Administrative Agent, any LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations under this Agreement and the other Loan Documents (such difference, the “Collateral Shortfall Amount”). If any other Event of Default occurs, the Administrative Agent may, and at the request of the Required Lenders shall, (i) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs, or declare the Obligations under this Agreement and the other Loan Documents to be due and payable, or both, whereupon the Obligations under this Agreement and the other Loan Documents shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (ii) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the LC Collateral Account.
(b)    If at any time while any Event of Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the LC Collateral Account.
(c)    The Administrative Agent may at any time or from time to time after funds are deposited in the LC Collateral Account, apply such funds to the payment of the Obligations under this Agreement and the other Loan Documents and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuers under the Loan Documents, as provided in Section 8.2.
(d)    At any time while any Event of Default is continuing, or if any Facility LC remains outstanding after the Facility Termination Date, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the LC Collateral Account. After all of the Obligations under this Agreement and the other Loan Documents have been indefeasibly paid in full, the Aggregate Commitment has been terminated and no Facility LCs are outstanding, any funds remaining in the LC Collateral Account shall be returned by the Administrative Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.
(e)    If, within thirty (30) days after acceleration of the maturity of the Obligations under this Agreement and the other Loan Documents or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuers to issue Facility LCs hereunder as a result of any Event of Default (other than any Event of Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due under this Agreement and the other Loan Documents shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
(f)    Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under Applicable Law.
8.2.    Application of Funds. After the exercise of remedies provided for in Section 8.1 (or after the Obligations under this Agreement and the other Loan Documents have automatically become immediately due and payable as set forth in the first sentence of Section 8.1(a)), any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:
(a)    First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
(b)    Second, to payment of fees, indemnities and other amounts (other than principal, interest, LC Fees and Commitment Fees) payable to the Lenders and the LC Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the LC Issuers as required by Section 9.6 and amounts payable under Article III), ratably among the Lenders and the LC Issuers in proportion to the respective amounts described in this Section 8.2(b) payable to them;
(c)    Third, to payment of accrued and unpaid LC Fees, Commitment Fees and interest on the Loans and LC Disbursements, ratably among the Lenders and the LC Issuers in proportion to the respective amounts described in this Section 8.2(c) payable to them;
(d)    Fourth, to payment of all other Obligations ratably among the Lenders, the LC Issuer and any Affiliate of any of the foregoing, including with respect to Rate Management Obligations;
(e)    Fifth, to the Administrative Agent for deposit to the LC Collateral Account in an amount equal to the Collateral Shortfall Amount), if any; and
(f)    Last, the balance, if any, to the Borrower or as otherwise required by law;

provided, however, that, notwithstanding anything to the contrary set forth above, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.2.
Notwithstanding the foregoing, Obligations arising under Rate Management Transactions shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender (or Affiliate of a Lender) in accordance with the definition of “Obligations”. Each Affiliate of a Lender that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.
8.3.    Amendments. Subject to the provisions of this Section 8.3, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to this Agreement or the Guaranty or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving any Default or Event of Default hereunder; provided, however, that no such supplemental agreement shall:
(a)    without the consent of each Lender directly affected thereby, extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or postpone any regularly scheduled payment of principal of any Loan or reduce or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate of, extend the time of payment of or forgive interest or fees thereon or Reimbursement Obligations related thereto (provided that only the consent of the Required Lenders is necessary to (i) amend Section 2.11 or waive the obligation of the Borrower to pay interest at the rate imposed pursuant thereto or (ii) amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder) or extend or increase the amount of the Commitment of such Lender hereunder (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default or Event of Default is not an extension or increase of any Commitment of any Lender);
(b)    without the written consent of each Lender directly and adversely affected thereby, change the definition of “Pro Rata Share” or Article II, Section 8.2 or any other provision hereof in a manner that would alter the pro rata sharing of payments required thereby;
(c)    without the consent of all of the Lenders, reduce the percentage specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;
(d)    without the consent of all of the Lenders, amend this Section 8.3;

(e)    without the consent of all of the Lenders, release all or substantially all of the Guarantors of the Obligations (except as provided in Section 6.20(b)); or
(f)    without the consent of all of the Lenders, amend or waive any provision of Article IV.
No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to the LC Issuers shall be effective without the written consent of the LC Issuers. The Administrative Agent may waive payment of the fee required under Section 12.3(c) without obtaining the consent of any other party to this Agreement. Without limitation of the foregoing, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency of a technical or immaterial nature, as determined in good faith by the Administrative Agent and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if such amendment is not objected to in writing by any LC Issuer (solely to the extent such provision affects or may affect such LC Issuer in its capacity as an LC Issuer) or the Required Lenders to the Administrative Agent within 10 Business Days following receipt of notice thereof.
Notwithstanding anything herein to the contrary, no Defaulting Lender has any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) a Commitment of any Defaulting Lender may not be increased or extended, the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders requires the consent of such Defaulting Lender.
Notwithstanding the foregoing, provisions within Facility LCs and LC Documents may be amended, modified, or waived as permitted by the terms of such documents and Applicable Law, and nothing in this Section 8.3 shall be construed to require any additional consent of any party hereto for such amendments, modifications, or waivers.
8.4.    Preservation of Rights. No delay or omission of the Lenders, the LC Issuers or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuers and the Lenders until the Obligations have been paid in full and the Lenders no longer have any commitment to provide any financial accommodations to the Borrower under any Loan Document.
ARTICLE IX

GENERAL PROVISIONS
9.1.    Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.
9.2.    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither any LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
9.3.    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
9.4.    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, any LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the Fee Letters which shall survive and remain in full force and effect during the term of this Agreement.
9.5.    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
9.6.    Expenses; Indemnification. (a) The Borrower shall reimburse the Administrative Agent upon demand for all reasonable out-of-pocket expenses paid or incurred by the Administrative Agent, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses, CUSIP costs and reasonable fees, charges and disbursements of outside counsel to the Administrative Agent and/or the allocated costs of in-house counsel incurred from time to time, in connection with the due diligence, preparation, administration, negotiation, execution, delivery, syndication, distribution (including, without limitation, via DebtX and any other internet service selected by the Administrative Agent), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the LC Issuers and the Lenders for any costs, internal charges and out-of-pocket expenses, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses and reasonable fees, charges and disbursements of outside counsel to the Administrative Agent, the LC Issuers and the Lenders and/or the allocated costs of in-house counsel incurred from time to time, paid or incurred by the Administrative Agent, any LC Issuer or any Lender in connection with the collection and enforcement of the Loans, Facility LCs and Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time Administrative Agent may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by the Administrative Agent from information furnished to it by or on behalf of the Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement.
(b)    The Borrower hereby further agrees to indemnify and hold harmless each Indemnitee against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements and settlement costs (including, without limitation, all expenses of litigation or preparation therefor) whether or not such Indemnitee is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby, any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by the Borrower or any of its Subsidiaries, any environmental liability related in any way to the Borrower or any of its Subsidiaries, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.
9.7.    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
9.8.    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP applied on a basis consistent with the consolidated audited financial statements of Borrower as of December 31, 2023 (“Agreement Accounting Principles”). If any change in GAAP from the principles used in preparing such statements would have a material effect upon the results of any calculation required by or compliance with any provision of this Agreement, then such calculation shall be made or calculated and compliance with such provision shall be determined using accounting principles used in preparing the consolidated audited financial statements of Borrower as of December 31, 2023. Notwithstanding any other provision herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (a) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or

Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein, or (b) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Required Lenders), but until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP before such change and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.
9.9.    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
9.10.    Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of the borrower and lender. Neither the Administrative Agent, the Arrangers, any LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arrangers, any LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent, the Arrangers, any LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arrangers, any LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby. It is agreed that the Arrangers shall, in their capacity as such, have no duties or responsibilities under this Agreement or any other Loan Document. Each Lender acknowledges that it has not relied and will not rely on the Arrangers in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action.

9.11.    Confidentiality. The Administrative Agent and each Lender agrees to hold any confidential information which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and Related Parties and to the Administrative Agent and any other Lender and their respective Affiliates and Related Parties (it being understood that the Persons to whom disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential (“Confidentiality Direction”)), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to legal counsel, accountants, third-party vendors assisting with financial reviews and other professional advisors to the Administrative Agent or such Lender, who will receive the Confidentiality Direction, (iv) as provided in Section 12.3(e), (v) to regulatory officials, (vi) to any Person as requested pursuant to or as required by law, regulation, or legal process, (vii) to any Person in connection with any legal proceeding to which it is a party, (viii) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, who will receive the Confidentiality Direction, (ix) on a confidential basis, to (A) Rating Agencies if requested or required by such Rating Agencies in connection with a rating relating to the Advances hereunder and (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities hereunder, (x) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, to the extent reasonably necessary, (xi) with the consent of the Borrower and (xii) to the extent such information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, any LC Issuer or any other Lender on a non-confidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Arrangers, or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and the Administrative Agent and each Lender with respect to any confidential information previously or hereafter received by the Administrative Agent or such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by the Administrative Agent or any Lender with respect to such confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NONPUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NONPUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY OR ON BEHALF OF THE BORROWER OR THE ADMINISTRATIVE

AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW AND AGREES TO UPDATE SUCH CREDIT CONTACT BY NOTICE TO THE BORROWER AND THE ADMINISTRATIVE AGENT FROM TIME TO TIME AS NECESSARY TO CAUSE THE FOREGOING REPRESENTATION TO BE TRUE AT ALL TIMES.
9.12.    Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.
9.13.    Disclosure. The Borrower and each Lender hereby acknowledge and agree that U.S. Bank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.
9.14.    USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the PATRIOT Act:
Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Borrower and each other Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the PATRIOT Act.
9.15.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    The application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.
9.16.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
ARTICLE X

THE ADMINISTRATIVE AGENT
10.1.    Appointment; Nature of Relationship. U.S. Bank National Association is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such

Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives. Except as otherwise provided in Section 10.12, the provisions of this Article X are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuers, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.
10.2.    Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower and its Subsidiaries.
10.3.    General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.
10.4.    No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries.

10.5.    Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith is necessary, under the circumstances as provided in Sections 8.1 and 8.3), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith is necessary, under the circumstances as provided in Sections 8.1 and 8.3); provided that the Administrative Agent is not required to take any action that, in the opinion of the Administrative Agent or its counsel, could expose the Administrative Agent to liability or is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that could be in violation of the automatic stay under any Debtor Relief Law or that could effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
10.6.    Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.
10.7.    Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.
10.8.    Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Pro Rata Shares (disregarding, for the avoidance of doubt, the exclusion of Defaulting Lenders therein) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents; provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(d) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.
10.9.    Notice of Event of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders; provided that, except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.
10.10.    Rights as a Lender or LC Issuer. The Person serving as the Administrative Agent hereunder has the same rights and powers in its capacity as a Lender or LC Issuer as any other Lender or LC Issuer and may exercise them as though it were not the Administrative Agent, and the term “Lender” or “Lenders,” unless otherwise expressly indicated or unless the context otherwise requires, includes the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its branches and Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.11.    Non-Reliance on Agents and Other Lenders. Each of the Lenders and LC Issuers expressly acknowledges that neither the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of, the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender or LC Issuer as to any matter, including whether the Administrative Agent or any Arranger has disclosed material information in their (or their Related Parties’) possession. Each of the Lenders and LC Issuers represent to the Administrative Agent and each Arranger that it has, independently and without reliance upon the Administrative Agent, any Arranger, any other LC Issuer, any other Lender, or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into the business, prospects, operations, property, financial and other condition, and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each of the Lenders and LC Issuers also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other LC Issuer, any other Lender, or any of their Related Parties and based on such documents and information as it from time to time deems appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon any Loan Document or any related agreement or any document furnished thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of the Borrower. Each of the Lenders and LC Issuers (a) represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course of its business and is entering into this Agreement as a Lender or LC Issuer for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit, or providing other facilities set forth herein, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security, (b) agrees not to assert a claim in contravention of the foregoing, and (c) represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit, or provide other facilities set forth herein, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit, or provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issuing or participating in letters of credit or providing such other facilities.
10.12.    Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, thirty (30) days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed as Administrative Agent by the Required Lenders upon thirty (30) days’ prior written notice if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) is a Defaulting Lender and remains a Defaulting Lender until replaced as hereinafter provided. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within fifteen (15) days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative

Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.
10.13.    Administrative Agent and Arrangers Fees. The Borrower agrees to pay those fees set forth in fee letters that may be entered into from time to time between the Borrower, on the one hand, and the Administrative Agent, the Co-Syndication Agents and/or the Arrangers from time to time, on the other hand (the foregoing fee letters being herein referred to as the “Fee Letters”), or (in each case) as otherwise agreed from time to time.
10.14.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties. The Administrative Agent is not responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. Any such sub-agent or Related Party (and such sub-agent or Related Party’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the exculpatory, indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.
10.15.    Administrative Agent, Co-Syndication Agents, etc. None of the Lenders identified in this Agreement as a Co-Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11.
10.16.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.17.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Facility LCs, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
10.18.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders, the LC Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the LC Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the LC Issuers and the Administrative Agent under Section 9.6) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and LC Issuer to make such payments to the Administrative Agent and, if the Administrative Agent consents to the making of such payments directly to the Lenders and the LC Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.6.
10.19.    Erroneous Payments.
(a)    If the Administrative Agent notifies a Lender, LC Issuer or other holder of any Obligations (each, a “Lender Party”), or any Person who has received funds on behalf of a Lender Party (any such Lender Party or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 10.19(b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously received by, such Payment Recipient (whether or not such error is known to any Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting Section 10.19(a), if any Payment Recipient receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error (in whole or in part):
(i)    (A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.19(b).
(c)    Each Lender Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender Party from any source, against any amount due to the Administrative Agent under Section 10.19(a) or under the indemnification provisions of this Agreement.
(d)    An Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations, except to the extent such Erroneous Payment comprises funds received by the Administrative Agent from a Loan Party for the purpose of making such Erroneous Payment.
(e)    To the extent permitted by Applicable Law, each Payment Recipient hereby agrees not to assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment, including without limitation any defense based on “discharge for value” or any similar doctrine, with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment.
(f)    Each party’s agreements under this Section 10.19 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or LC Issuer, the termination of the Commitments, or the repayment, satisfaction or discharge of any or all Obligations.

ARTICLE XI

RATABLE PAYMENTS
11.1.    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure; provided that, (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (b) the provisions of this Section 11.1 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 2.19(k), or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Facility LCs to any assignee or participant, other than to the Borrower or any Subsidiary (as to which the provisions of this Section 11.1 shall apply). If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral or other protection ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
12.1.    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of the Administrative Agent, each LC Issuer and each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with the terms of this Agreement. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or other central banking authority or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
12.2.    Participations.
(a)    Permitted Participants; Effect. Any Lender may at any time sell to one or more entities (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (“Participants”) participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
(b)    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents provided that each such Lender may agree in its participation agreement with its Participant that, without the consent of such Participant, such Lender will not vote to approve any amendment, modification or waiver with respect to any Outstanding Credit Exposure or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.3 or of any other Loan Document.
(c)    Benefit of Certain Provisions. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3; provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.2 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, (ii) each Participant shall be subject to the provisions of Section 3.7 and (iii) a Participant shall not be entitled to receive any greater payment under Section 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account (A) except to the extent such entitlement to receive a greater payment results from a change in treaty, law or regulation (or any change in the interpretation or administration thereof by any Governmental Authority) that occurs after the Participant acquired the applicable participation and (B), in the case of any Participant that would be a Non-U.S. Lender if it were a Lender, such Participant agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender (it being understood that the documentation required under Section 3.5(f) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in any Outstanding Credit Exposure, any Note, any Commitment or any other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Outstanding Credit Exposure, any Note, any Commitment or any other obligations under the Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such Outstanding Credit Exposure, any Note, any Commitment or any other obligations under the Loan Documents is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
12.3.    Assignments.
(a)    Permitted Assignments. Any Lender may at any time assign to one or more Eligible Assignees (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Outstanding Credit Exposure of the assigning Lender or (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or Outstanding Credit Exposure (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.
(b)    Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund; provided that the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof. The consent of the Administrative Agent and (unless the Purchaser is a Qualified Bank) each LC Issuer shall be required prior to an assignment of a Commitment becoming effective. Any consent required under this Section 12.3(b) shall not be unreasonably withheld or delayed.
(c)    Effect; Assignment Effective Date. Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Sections 12.3(a) and 12.3(b), and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the

Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(c), the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.
(d)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States of America, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender, and participations of each Lender in Facility LCs, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)    Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.
12.4.    Setoff. In addition to, and without limitation of, any rights of the Lenders under Applicable Law, if the Borrower becomes insolvent, however evidenced, or any Event of Default occurs and is continuing, the Borrower authorizes each Lender, each LC Issuer, and each of their respective Affiliates, with the prior written consent of the Administrative Agent, to offset and apply all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of the Borrower with such Lender or any Affiliate of such Lender (the “Deposits”) toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, are contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such LC Issuer different from the branch office or Affiliate holding such Deposit, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Lender or the Lenders; provided that if any Defaulting Lender exercises such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22(d)

and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Issuers, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
ARTICLE XIII

NOTICES
13.1.    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail as follows:
(i)    if to the Borrower, to it at M.D.C. Holdings, Inc., 4350 S. Monaco St., Denver, CO 80237, Attention: Treasurer, Email: cashdesk@mdch.com with a copy to M.D.C. Holdings, Inc., 4350 S. Monaco St., Denver, CO 80237, Attention: General Counsel, E-mail: legalnotices@mdch.com;
(ii)    if to the Administrative Agent, to it at U.S. Bank National Association, Agency Services, 800 Nicollet Mall, Minneapolis, MN 55402, Attention: Tyus Smoody, Facsimile No.: 612-303-3851, with copies to U.S. Bank National Association, Commercial Real Estate, c/o Housing Capital Company, 3200 Bristol St., Suite 800, Costa Mesa, CA 92626, attention: Leonard Olsavsky, Senior Vice President, Facsimile No.: 714-438-4435, and Deanna Llanos, Vice President, Facsimile No.: 714-438-4435; and
(iii)    if to a Lender or LC Issuer, to it at its address (or e-mail address or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the LC Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Article II if such Lender or LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines; provided that such determination or approval may be limited to particular notices or communications.
Unless the recipient otherwise prescribes pursuant to the preceding paragraph, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both of clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto given in the manner set forth in this Section 13.1.
(d)    Platform.
(i)    The Borrower agrees that the Administrative Agent may, but is not obligated to, make the Communications available to the LC Issuers and the Lenders by posting the Communications on the Platform.
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied, or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent Parties have any liability to the Borrower, any Lender, any LC Issuer, or any other Person for damages of any kind, including direct or indirect, special, incidental, or consequential damages, losses, or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document, or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any LC Issuer by means of electronic communications pursuant to this Section 10.1, including through the Platform.

ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION
14.1.    Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent, and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
14.2.    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including ESRA, E-SIGN, or any other state laws based on, or similar in effect to, such acts.
14.3.    Document Imaging; Telecopy and PDF Signatures; Electronic Signatures. Without notice to or consent of any Loan Party, the Administrative Agent and each Lender may create electronic images of any Loan Documents and destroy paper originals of any such imaged documents. Such images have the same legal force and effect as the paper originals and are enforceable against the Borrower and any other parties thereto. The Administrative Agent and each Lender may convert any Loan Document into a “transferrable record” as such term is defined under, and to the extent permitted by, ESRA, with the image of such instrument in the Administrative Agent’s or such Lender’s possession constituting an “authoritative copy” under ESRA. If the Administrative Agent agrees, in its sole discretion, to accept delivery by telecopy or PDF of an executed counterpart of a signature page of any Loan Document or other document required to be delivered under the Loan Documents, such delivery will be valid and effective as delivery of an original manually executed counterpart of such document for all purposes. If the Administrative Agent agrees, in its sole discretion, to accept any electronic signatures of any Loan Document or other document required to be delivered under the Loan Documents, the words “execution,” “signed,” and “signature,” and words of like import, in or referring to any document so signed will deemed to include electronic signatures and/or the keeping of records in electronic form, which will be of the same legal effect, validity and enforceability as a manually executed signature and/or the use of a paper-based recordkeeping system, to the extent and as provided for in any Applicable Law, including ESRA, E-SIGN, or any other state laws based on, or similar in effect to, such acts. The Administrative Agent and each Lender may rely on any such electronic signatures without further inquiry.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
15.1.    CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
15.2.    CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL (A) AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY LC ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION, (B) WAIVE ANY LAW PROVIDING FOR THE TREATMENT OF BANK BRANCHES, BANK AGENCIES, OR OTHER BANK OFFICES AS IF THEY WERE SEPARATE JURIDICAL ENTITIES FOR CERTAIN PURPOSES, INCLUDING UNIFORM COMMERCIAL CODE §§ 4-106, 4-A-105(1)(B), AND 5-116(B) AND ISP98 RULE 2.02, AND URDG 758 ARTICLE 3(A), OR (C) AFFECT WHICH COURTS HAVE PERSONAL JURISDICTION OVER THE LC ISSUER OR BENEFICIARY OF ANY FACILITY LC OR ANY ADVISING BANK, NOMINATED BANK OR ASSIGNEE OF PROCEEDS THEREUNDER OR PROPER VENUE WITH RESPECT TO ANY LITIGATION ARISING OUT OF OR RELATING TO A FACILITY LC WITH, OR AFFECTING THE RIGHTS OF, ANY PERSON NOT A PARTY TO THIS AGREEMENT, WHETHER OR NOT SUCH FACILITY LC CONTAINS ITS OWN JURISDICTION SUBMISSION CLAUSE.

15.3.    WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, EACH LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower, the Administrative Agent, the Lenders and the LC Issuers have executed this Agreement as of the date first above written.

M.D.C. HOLDINGS, INC., a Delaware corporation, as the Borrower By: /s/ Clare Wilson Name: Clare Wilson Title: Vice President, Treasurer

Signature Page to Credit Agreement
M.D.C. Holdings, Inc.

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent, as a Lender and as an LC Issuer

By: /s/ Leonard Olsavsky Name: Leonard Olsavsky Title: Senior Vice President

Signature Page to Credit Agreement
M.D.C. Holdings, Inc.

MIZUHO BANK, LT., as a Lender By: /s/Jun Uni Name: Jun Uni Title: Managing Director

Signature Page to Credit Agreement
M.D.C. Holdings, Inc.

TRUIST BANK, as a Lender and as an LC Issuer By: /s/ Ryan Almond Name: Ryan Almond Title: Director

Signature Page to Credit Agreement
M.D.C. Holdings, Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender By: /s/ Amanda Henley Name: Amanda Henley Title: Executive Director

Signature Page to Credit Agreement
M.D.C. Holdings, Inc.

BMO BANK N.A., as a Lender and as an LC Issuer By: /s/ Lisa Smith Boyer Name: Lisa Smith Boyer Title: Director

Signature Page to Credit Agreement
M.D.C. Holdings, Inc.

PNC BANK, NATIONAL ASSOCIATION, as a Lender By: /s/ J. Richard Litton Name: J. Richard Litton Title: Senior Vice President

Signature Page to Credit Agreement
M.D.C. Holdings, Inc.

MUFG BANK, LTD., as a Lender By: /s/ Keiichiro Mizutani Name: Keiichiro Mizutani Title: Managing Director

Signature Page to Credit Agreement
M.D.C. Holdings, Inc.

REGIONS BANK, as a Lender and as an LC Issuer By: /s/ Daniel Blazei Name: Daniel Blazei Title: Vice President

Signature Page to Credit Agreement
M.D.C. Holdings, Inc.

ZIONS BANCORPORATION, N.A., DBA VECTRA BANK COLORADO, as a Lender and as an LC Issuer By: /s/ Hans Forslund Name: Hans Forslund Title: Vice President

Signature Page to Credit Agreement
M.D.C. Holdings, Inc.

SUMITOMO MITSUI BANKING CORPORATION, as a Lender By: /s/ Gakuji Yamashita Name: Gakuji Yamashita Title: Executive Director

Signature Page to Credit Agreement
M.D.C. Holdings, Inc.

PRICING SCHEDULE
The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the following table based on the Borrower’s Leverage Ratio as reflected in the then most recent Financials:

Level	Leverage Ratio	Applicable Margin (Term SOFR Rate and Daily Simple SOFR Rate)	Applicable Margin (Base Rate)	Applicable Fee Rate
I	<30%	1.125%	0.125%	0.15%
II	>30%, <40%	1.250%	0.250%	0.20%
III	>40%, <50%	1.500%	0.500%	0.25%
IV	>50%	1.625%	0.625%	0.30%

Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective from and after the first day of the first fiscal month immediately following the date on which the delivery of the Financials is required until the first day of the first fiscal month immediately following the next such date on which delivery of such Financials of the Borrower is so required. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five (5) days after such Financials are so delivered. Notwithstanding the foregoing or anything to the contrary set forth herein, Level I shall be in effect as of the Effective Date; provided, that upon the Administrative Agent’s receipt of the Financials for the fiscal year ending December 31, 2024, the Level then in effect shall thereafter change in accordance with the preceding paragraphs.
Without limitation of any rights of the Administrative Agent and the Lenders under the Loan Documents or Applicable Law, including without limitation pursuant to Sections 2.11 and 8.1, if any financial statement or certification is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, the Borrower shall immediately (a) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based upon the corrected Compliance Certificate, and (c) promptly pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment the Administrative Agent shall promptly distribute to the Lenders entitled thereto.
“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1(a) or (b).

SCHEDULE 1
COMMITMENTS

Lender:	Commitment:
U.S. BANK NATIONAL ASSOCIATION	$110,000,000
MIZUHO BANK, LTD.	$110,000,000
TRUIST BANK	$110,000,000
WELLS FARGO BANK, NATIONAL ASSOCIATION	$110,000,000
BMO BANK N.A.	$100,000,000
PNC BANK, NATIONAL ASSOCIATION	$100,000,000
MUFG BANK, LTD.	$80,000,000
REGIONS BANK	$80,000,000
ZIONS BANCORPORATION, N.A., DBA VECTRA BANK COLORADO	$40,000,000
SUMITOMO MITSUI BANKING CORPORATION	$30,000,000
TEXAS CAPITAL BANK	$30,000,000
TOTAL COMMITMENTS	$900,000,000

LC ISSUER SUBLIMITS

LC Issuer:	LC Issuer Sublimit:
U.S. BANK NATIONAL ASSOCIATION	$55,000,000
BMO BANK N.A.	$50,000,000
REGIONS BANK	$40,000,000
TEXAS CAPITAL BANK	$30,000,000
ZIONS BANCORPORATION, N.A., DBA VECTRA BANK COLORADO	$20,000,000

SCHEDULE 3
Guarantors

1.M.D.C. Land Corporation, a Colorado corporation
2.    RAH of Florida, Inc., a Colorado corporation
3.    Richmond American Construction, Inc., a Delaware corporation
4.    Richmond American Homes of Arizona, Inc., a Delaware corporation
5.    Richmond American Homes of Colorado, Inc., a Delaware corporation
6.    Richmond American Homes of Florida, LP, a Colorado limited Partnership
7.    Richmond American Homes of Idaho, Inc., a Colorado corporation
8.    Richmond American Homes of Maryland, Inc., a Maryland corporation
9.    Richmond American Homes of Nevada, Inc., a Colorado corporation
10.    Richmond American Homes of Tennessee, Inc., a Colorado corporation
11.    Richmond American Homes of Oregon, Inc., a Colorado corporation
12.    Richmond American Homes of Pennsylvania, Inc., a Colorado corporation
13.    Richmond American Homes of Utah, Inc., a Colorado corporation
14.    Richmond American Homes of Virginia, Inc., a Virginia corporation
15.    Richmond American Homes of Washington, Inc., a Colorado corporation
16.    Richmond American Homes of New Mexico, Inc., a Colorado corporation
17.    Richmond American Construction NM, Inc., a Colorado corporation
18.    Richmond American Homes of Texas, Inc., a Colorado corporation